Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

KSB BANCORP, INC.

Kaplan, Louisiana

AND

TECHE BANCSHARES, INC.

St. Martinville, Louisiana

Dated as of October 27, 2003

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EXHIBITS
BYLAWS OF SURVIVING CORPORATION	EXHIBIT A
LIST OF DIRECTORS AND EXECUTIVE OFFICERS	EXHIBIT B
SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT	EXHIBIT C
CERTIFICATE OF ELIGIBILITY	EXHIBIT D
VOTING AGREEMENT AND IRREVOCABLE PROXY	EXHIBIT E
OPINION MATTERS OF COUNSEL TO KSB BANCORP	EXHIBIT F
OPINION MATTERS OF COUNSEL TO TECHE BANCSHARES	EXHIBIT G

CONFIDENTIAL SCHEDULES

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 27th day of October, 2003, by and between KSB Bancorp, Inc., a Louisiana corporation with its principal offices located in Kaplan, Louisiana (“KSB Bancorp”), and Teche Bancshares, Inc, a Louisiana corporation with its principal offices located in St. Martinville, Louisiana (“Teche Bancshares”).

WITNESSETH:

WHEREAS, KSB Bancorp is a registered bank holding company and owns all of the issued and outstanding shares of capital stock of Kaplan State Bank, a Louisiana state non-member bank located in Kaplan, Louisiana (“Kaplan State Bank”);

WHEREAS, Teche Bancshares is a registered bank holding company and owns all of the issued and outstanding shares of capital stock of Teche Bank & Trust Co., a Louisiana state non-member bank (“Teche Bank”);

WHEREAS, the respective boards of directors of KSB Bancorp and Teche Bancshares have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into a strategic business combination through the merger of Teche Bancshares with and into KSB Bancorp (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of KSB Bancorp and Teche Bancshares have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved the Merger and this Agreement; and

WHEREAS, the parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”).

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, and subject to the conditions set forth below, the parties hereto, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.01                                Definitions.  In this Agreement, except as the context may otherwise require, the following terms will have the meanings set forth below:

“Acquisition Proposal,” with respect to either KSB Bancorp or Teche Bancshares, means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving KSB Bancorp or Teche Bancshares, as the case may be, or any of their respective Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 5% of the business, assets or deposits of, KSB Bancorp or Teche Bancshares, as the case may be, or any of their respective Subsidiaries, other than transactions contemplated by this Agreement.

“Affiliate” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Agreement” means this Agreement and Plan of Merger, as amended, modified or restated from time to time in accordance with its terms.

“BHCA” means the Bank Holding Company Act of 1956, as amended and in effect as of the date hereof.

“Breaching Party” has the meaning assigned in Section 7.06B.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks are authorized or required to be closed in Kaplan, Louisiana.

“Certificate” has the meaning assigned in Section 2.10B.

“Closing” has the meaning assigned in Section 3.01.

“Closing Date” has the meaning assigned in Section 3.01.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” has the meaning assigned in Section 7.05B.

“Contracts” has the meaning assigned in Section 4.12.

“Costs” has the meaning assigned in Section 7.09A.

“Dissenting Shareholder” has the meaning assigned in Section 2.08

“Effective Time” has the meaning assigned in Section 2.02.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect as of the date hereof.

“Exchange Agent” has the meaning assigned in Section 2.10A.

“Exchange Fund” has the meaning assigned in Section 2.10A.

“FAS 106” means Financial Accounting Standards Board Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” as in effect on the date hereof.

“FDIA” means the Federal Deposit Insurance Act as in effect on the date hereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“KSB Bancorp” has the meaning assigned in the preamble.

“KSB Bancorp Board” means the board of directors of KSB Bancorp

“KSB Bancorp Common Stock” means the common stock, par value $1.00 per share, of KSB Bancorp.

“KSB Employee Plans” has the meaning assigned in Section 4.27.

“Kaplan State Bank Financial Statements” has the meaning assigned in Section 4.05.

“KSB Bancorp Meeting” has the meaning assigned in Section 7.03C.

“Kaplan State Bank” has the meaning assigned in the Recitals.

“Kaplan State Bank Call Report” has the meaning assigned in Section 4.06.

“Funding Arrangement” has the meaning assigned in Section 4.27.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business of such party as office or cleaning supplies.

“Indemnified Party” has the meaning assigned in Section 7.09A.

“Injured Party” has the meaning assigned in Section 7.06B.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” has the meaning assigned in Section 7.03D.

“LBCL” means the Louisiana Business Corporation Law, La. Rev. Stat. §§12:1 et seq.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claims, lien or encumbrance.

“Louisiana Banking Law” means the Louisiana Banking Law, La. Rev. Stat. §§6:1 et seq.

“Material Adverse Change” when used in connection with a party shall mean an event, change, violation, circumstance or effect (“Effect”), individually or when taken together with all other such Effects, that is or is reasonably likely to (i) be materially adverse to the financial condition, assets, capitalization, management, business, business prospects or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) impair the authority or ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however that, in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or will be, a Material Adverse Change with respect to any party: (v) any Effect resulting from changes in GAAP or RAP generally applicable to banks or their holding companies, (w) any direct Effect of compliance with the terms and conditions of this Agreement, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (x) any Effect resulting from the announcement or pendency of the Merger; (y) any Effect resulting from actions or omissions of a party taken with the prior consent of the other parties in contemplation of the transactions contemplated hereby or (z) any Effect that results from changes affecting the banking industry, either generally or in South Central Louisiana, or the United States or Louisiana economies generally (which changes in each case do not disproportionately affect such entity in any material respect).

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 2.06.

 “OFI” means the Office of Financial Institutions of the State of Louisiana.

“party” means KSB Bancorp, on the one hand, and Teche Bancshares, on the other hand.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint stock company, business trust or unincorporated organization.

“RAP” means regulatory accepted principles.

“Teche Bank” has the meaning assigned in the Recitals.

“Teche Bank Call Report” has the meaning assigned in Section 5.06.

“Regulatory Authority” means any Governmental Authority charged with the supervision and regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of any party hereto or its Subsidiaries.

 “Requisite Regulatory Approvals” has the meaning assigned in Section 7.08.

“Resident of Louisiana” means a “person resident” of the State of Louisiana within the meaning of Rule 147 promulgated by the Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Louisiana.

“Teche Bancshares” has the meaning assigned in the preamble.

“Teche Bancshares Common Stock” means the common stock, par value $10.00 per share, of Teche Bancshares.

“Teche Employee Plan” has the meaning assigned in Section 5.27.

“Teche Bancshares Financial Statements” has the meaning assigned in Section 5.05.

“Teche Bancshares Meeting” has the meaning assigned in Section 7.03C.

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Superior Proposal” means a bona fide written Acquisition Proposal which the KSB Bancorp Board or the Teche Bancshares Board, as the case may be, concludes in good faith to be substantially more favorable from a financial point of view to the shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financial terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted to be taken into account under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 10%” and “more than 5%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Teche Bancshares or KSB Bancorp, as the case may be, and not their respective Subsidiaries.

“Surviving Corporation” has the meaning assigned in Section 2.01.

“tax” and “taxes” has the meaning assigned in Section 4.13.

“Termination Date” has the meaning assigned in Section 9.01B.

“Termination Fee” has the meaning assigned in Section 7.06B.

Section 1.02                                Interpretation.  When a reference is made in this Agreement to the Recitals or an Article, Section, Exhibit or Schedule, such reference will be to the Recitals of, an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender will be deemed to include the other genders.  Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors or assigns.  This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors.  The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.  No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

Section 1.03                                Warranties.  For all purposes of this Agreement, no representation or warranty of KSB Bancorp or Teche Bancshares contained in ARTICLE IV and ARTICLE V, respectively (other than representations contained in Section 4.02, Section 4.03A, Section 5.02 and Section 5.03A, which shall be true in all material respects), will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of a fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in ARTICLE IV and ARTICLE V, respectively (read for this purpose without regard to any individual reference to “materiality”) has had or is reasonably likely to result in a Material Adverse Change with respect to KSB Bancorp or Teche Bancshares, as the case may be.

ARTICLE II
THE MERGER

Section 2.01                                The Merger.  Upon the terms and subject to the conditions contained in this Agreement, Teche Bancshares will merge with and into KSB Bancorp at the Effective Time in accordance with the provisions of the LBCL.  Following the Merger, KSB Bancorp shall continue as the bank holding company resulting from the Merger (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Louisiana.  At the Effective Time, the separate corporate existence of Teche Bancshares will cease.

Section 2.02                                Effective Time.  Subject to the provisions of this Agreement, in connection with the Closing, KSB Bancorp will duly execute and deliver on or before the Closing Date a certificate of merger to the Secretary of State pursuant to Section 112.F of the LBCL.  As promptly as practicable following such delivery, the parties will make all other filings or recordings required under the LBCL, and the Merger will become effective when the certificate of merger has been duly executed in accordance with, and in the form required by, Section 112.F of the LBCL and is filed in the office of the Secretary of State, or at such later date or time as KSB Bancorp and Teche Bancshares agree and specify in the certificate of merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.03                                Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the LBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of KSB Bancorp and Teche Bancshares shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restriction, disabilities and duties of KSB Bancorp and Teche Bancshares shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.  The name of the Surviving Corporation will be “Louisiana Community Bancshares, Inc.”  The name of Kaplan State Bank shall remain “Kaplan State Bank” until such name is changed in the manner provided in the articles of incorporation and bylaws of Kaplan State Bank, as in effect at that time, or as otherwise provided by law.  The name of Teche Bank shall remain “Teche Bank & Trust Co.” until such name is changed in the manner provided in the articles of incorporation and bylaws of Teche Bank, as in effect at that time, or as otherwise provided by law.

Section 2.04                                Articles of Incorporation and Bylaws.  As a result of the Merger, at the Effective Time, (i) the articles of incorporation of KSB Bancorp, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, until amended or repealed as provided therein or by applicable law; provided, however, that Article I of the articles of incorporation shall be amended as a result of the BHC Merger to change the legal name of the corporation to “Louisiana Community Bancshares, Inc.,” and (ii) the bylaws of KSB Bancorp will be amended to delete in its entirety the provisions thereof as in effect immediately prior to the Effective Time and to replace such provisions with the bylaws attached as Exhibit A to this Agreement, which shall be the bylaws of the Surviving Corporation, until amended or repealed as provided therein or by applicable law.

Section 2.05                                Directors and Executive Officers.

A.                                   At the Effective Time, the Surviving Corporation’s board of directors will be comprised of five (5) directors and will be as set forth on Exhibit B to this Agreement.  The members of the Surviving Corporation’s board of directors as of the Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with the articles of incorporation and bylaws of the Surviving Corporation, as in effect at that time, or as otherwise provided by law.

B.                                     At the Effective Time, the executive officers of the Surviving Corporation will be as set forth on Exhibit B to this Agreement and each of such persons will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, as in effect at that time, or as otherwise provided by law.

C.                                     The directors of Kaplan State Bank and Teche Bank, respectively, at the Effective Time will continue to serve as directors of such financial institution until their respective successors are duly elected and qualified in accordance with the articles of incorporation and bylaws of the Surviving Corporation, as in effect at that time, or as otherwise provided by law.

Section 2.06                                Effect on Capital Stock.  As of the Effective Time and except as otherwise set forth herein or under applicable law, by virtue of this Agreement and without any further action on the part of any shareholder of Teche Bancshares or KSB Bancorp, each shareholder of Teche Bancshares or KSB Bancorp will be entitled to the following consideration, as applicable (“Merger Consideration”):

A.                                   Effect on KSB Bancorp Common Stock.

(i)                                     Each issued and outstanding share of KSB Bancorp Common Stock held of record by a shareholder of KSB Bancorp who owns, individually and not jointly with any other person or entity (unless such shareholder is a natural person and owns the shares jointly with his or her spouse who has the same home as such shareholder), at least 18,000 shares of KSB Bancorp Common Stock (“KSB Bancorp Qualifying Shares”), will (a) remain outstanding, and (b) continue to represent one share of KSB Bancorp Common Stock.

(ii)                                  Each issued and outstanding share of KSB Bancorp Common Stock other than KSB Bancorp Qualifying Shares will be converted into the right to receive cash in the amount of $11.25 per share, payable, without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.10, of the certificate that formerly evidenced such share.

(iii)                               Each outstanding and unexercised option to acquire a share of KSB Bancorp Common Stock (“KSB Options”) will remain outstanding and exercisable in accordance with its terms.

B.                                     Conversion of Teche Bancshares Common Stock.

(i)                                     Each issued and outstanding share of Teche Bancshares Common Stock held of record by a shareholder of Teche Bancshares who (a) does not own, either individually or jointly with his or her spouse who has the same home as such shareholder, at least 125 shares of Teche Bancshares Common Stock, (b) is not a Resident of Louisiana, or (c) does not qualify as an Subchapter S Eligible Shareholder (as defined below) (the shares of Teche Bancshares Common Stock held of record by the persons described in clauses (a), (b), and (c) of this Section 2.06B, “Teche Bancshares Cash Shares”), will be converted into the right to receive cash in the amount of $210.00 per share, payable, without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.10, of the certificate that formerly evidenced such share.  The term “Subchapter S Eligible Shareholder” shall mean a person, trust or entity, that is eligible to be a shareholder of an S corporation pursuant to the Code and the regulations promulgated thereunder, who has properly executed and delivered to KSB Bancorp a signature page to the Second Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”), the form of which is attached to this Agreement as Exhibit C, and who has properly executed and delivered to KSB Bancorp a Certificate of Eligibility, the form of which is attached to this Agreement as Exhibit D ; provided, however, that notwithstanding the foregoing, (x) a trust created primarily to exercise the voting powers of stock transferred to it as described under section 1361(c)(2)(A)(iv) of the Code shall not be a Subchapter S Eligible Shareholder; (y) a usufructuary of a usufruct shall not be a Subchapter S Eligible Shareholder unless all naked owners are Subchapter S Eligible Shareholders and the usufructuary and all naked owners and their spouses have executed a counterpart of the Shareholders’ Agreement; and (z) a minor shall not be a Subchapter S Eligible Shareholder.

(ii)                                  The issued and outstanding shares of Teche Bancshares Common Stock other than the Teche Bancshares Cash Shares (“Conversion Shares”) will be converted into a number of validly issued, fully paid and nonassessable shares of KSB Bancorp Common Stock as described herein.  In exchange for the Conversion Shares held of record by a shareholder of Teche Bancshares, such shareholder shall receive a number of shares of KSB Bancorp Common Stock equal to (i) the number of Conversion Shares held of record by such shareholder, divided by the total number of Conversion Shares, multiplied by (ii) the Exchange Pool.  The term “Exchange Pool” shall mean a number of shares (rounded to the nearest thousandth of a share) of KSB Bancorp Common Stock equal to (x) 0.369863 multiplied by (y) the total number of KSB Bancorp Qualifying Shares.

(iii)                               Notwithstanding any other provision hereof, no fractional shares of KSB Bancorp Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger.  Rather, after taking into account all certificates delivered by a shareholder of Teche Bancshares in exchange for the Merger Consideration set forth in Section 2.06B(ii), any fractional share of KSB Bancorp Common Stock that would otherwise be issuable under Section 2.06B(ii) shall be rounded to the nearest whole share of KSB Bancorp Common Stock, such that a fractional share of 0.5 or greater will be rounded up to the nearest whole share of KSB Bancorp Common Stock and a fractional share of less than 0.5 will be rounded down to the nearest whole share of KSB Bancorp Common Stock.

Section 2.07                                Cancellation of Treasury Stock.  Each share of Teche Bancshares Common Stock that is owned by Teche Bancshares will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefore; provided, however, that any shares of Teche Bancshares Common Stock as to which Teche Bancshares BHC is or may be required to act as a fiduciary or in similar capacity will be treated as set forth in Section 2.06B.

Section 2.08                                Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, shareholders of either Teche Bancshares or KSB Bancorp who comply with the procedural requirements of the LBCL will be entitled to receive payment of the fair cash value of their shares in lieu of the Merger Consideration if the Merger is effected upon approval by less than eighty percent of the total voting power of Teche Bancshares or KSB Bancorp, as the case may be (each, a “Dissenting Shareholder”); provided, however, that in the event that a shareholder fails to perfect, withdraws or otherwise loses his or her right to dissent with respect to the Merger pursuant to the applicable provisions of the LBCL, his or her shares of Teche Bancshares Common Stock or KSB Bancorp Common Stock, as the case may be, shall be converted into and represent only the right to receive the Merger Consideration specified in Section 2.06 of this Agreement; provided further, that except with the prior written consent of the other party, neither Teche Bancshares nor KSB Bancorp will voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment with, a Dissenting Shareholder.  Each party will give prompt notice to the other of any demands for appraisal received by such party, withdrawals of such demands and any other instruments served pursuant to the LBCL and received by such party.

Section 2.09                                Rights as Shareholders; Stock Transfers.

A.                                   At the Effective Time, holders of Teche Bancshares Common Stock will cease to be, and will have no rights as, shareholders of Teche Bancshares, other than rights to (i) receive any then unpaid dividend or other distributions with respect to such Teche Bancshares Common Stock having a record date before the Effective Time and (b) receive the Merger Consideration provided under

Section 2.06.  After the Effective Time, there will be no registration of transfers of shares of Teche Bancshares Common Stock on the stock transfer books of Teche Bancshares or the Surviving Corporation, and shares of Teche Bancshares Common Stock properly surrendered to the Surviving Corporation or the Exchange Agent for any reason will be canceled and exchanged in accordance with Section 2.10.

B.                                     At the Effective Time, holders of KSB Bancorp Common Stock described in Section 2.06A(ii) will cease to be, and will have no rights as, shareholders of KSB Bancorp, other than rights to (i) receive any then unpaid dividend or other distributions with respect to such KSB Bancorp Common Stock having a record date before the Effective Time and (b) receive the Merger Consideration provided under Section 2.06.

Section 2.10                                Exchange Procedures.

A.                                   As of or before the Effective Time, KSB Bancorp shall deposit or cause to be deposited with Kaplan State Bank, or such other exchange agent mutually agreeable to KSB Bancorp and Teche Bancshares (“Exchange Agent”), for the benefit of the holders of KSB Bancorp Common Stock and Teche Bancshares Common Stock, for exchange in accordance herewith, (i) certificates evidencing a number of shares of KSB Bancorp Common Stock equal to the aggregate number of shares comprising the stock portion of the Merger Consideration and (ii) cash in an amount equal to the aggregate amount of cash comprising the cash portion of the Merger Consideration (the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions from KSB Bancorp and Teche Bancshares, deliver the KSB Bancorp Common Stock and cash contemplated to be issued hereunder out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

B.                                     As soon as practicable after the Effective Time, KSB Bancorp shall instruct the Exchange Agent to mail to each record holder of a certificate (“Certificate”) which immediately prior to the Effective Time represented (i) outstanding shares of Teche Bancshares Common Stock or (ii) outstanding shares of KSB Bancorp Common Stock held by a shareholder described in Section 2.06A(ii), the following items: (1) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in form and have such other provisions as the Surviving Corporation may specify) and (2) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or the Surviving Corporation, the holder of such Certificate will be entitled to receive in exchange therefore a certificate representing that number of whole shares of KSB Bancorp Common Stock or that amount of cash, as applicable, that such holder has the right to receive pursuant to Section 2.06.  The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.10 and will deliver or cause to be delivered the cancelled Certificates to the Surviving Corporation.

C.                                     Until surrendered as contemplated by this Section 2.10, except as otherwise provided herein or under applicable law, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to Section 2.06.  No interest in respect of the Merger Consideration will be paid or will accrue to holders of Certificates pursuant to the provisions of this Agreement.  Subject to the effect of applicable escheat or similar laws, following the proper surrender of any such Certificate, the Surviving Corporation will pay to the holder of a certificate representing shares of KSB Bancorp Common Stock issued in exchange therefore, without interest, (i) at the time of surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time and that have been paid with respect to shares of KSB Bancorp Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable, if any, with respect to such shares of KSB Bancorp Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

D.                                    All shares of KSB Bancorp Common Stock issued upon surrender for exchange of Certificates in accordance with the terms of this Section 2.10 will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Teche Bancshares Common Stock represented by such Certificates, subject to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made on such shares of Teche Bancshares Common Stock which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Teche Bancshares Common Stock prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, such Certificates will be cancelled or exchanged as provided in this Section 2.10, except as otherwise provided by law.

E.                                      At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund not theretofore disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding anything herein to the contrary, none of KSB Bancorp, Teche Bancshares, the Surviving Corporation or any Exchange Agent will be liable to any former holder of Teche Bancshares Common Stock or KSB Bancorp Common Stock with respect to any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

F.                                      In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration due to such person pursuant to this Agreement.

ARTICLE III
THE CLOSING AND THE CLOSING DATE

Section 3.01                                Time and Place of the Closing and Closing Date.  On a date to be determined by KSB Bancorp and Teche Bancshares which date shall be within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (herein called the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement; provided, however, that the Closing Date shall be on or prior to December 31, 2003 if, at such time, all necessary regulatory, corporate and other approvals have been received and any mandatory waiting periods have expired.  If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing will take place at 3:00 p.m., Kaplan, Louisiana time at the main office of Kaplan State Bank, 201 North Cushing Avenue, Kaplan, Louisiana, 70548 on the Closing Date, or at such other time and place and on such other date on which Teche Bancshares and KSB Bancorp may agree.

Section 3.02                                Actions to be Taken at the Closing by KSB Bancorp.  At the Closing, KSB Bancorp will execute and acknowledge (where appropriate) and deliver or cause to be delivered to Teche Bancshares, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Teche Bancshares’s obligations to close hereunder):

A.                                   True, correct and complete copies of the articles of incorporation of KSB Bancorp and all amendments thereto, duly certified as of a recent date by the Secretary of State;

B.                                     True, correct and complete copies of the articles of incorporation of Kaplan State Bank and all amendments thereto, duly certified as of a recent date by the OFI;

C.                                     Good standing and/or existence certificates, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of each of KSB Bancorp and Kaplan State Bank in the State of Louisiana and all other jurisdictions where each is qualified to do business;

D.                                    A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Kaplan State Bank are insured by the FDIC pursuant to the FDIA;

E.                                      A letter, dated as of a recent date, from the Federal Reserve Bank of Atlanta, to the effect that KSB Bancorp is a registered bank holding company under the BHCA.

F.                                      A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of KSB Bancorp, acting in his or her capacity as an officer of KSB Bancorp, pursuant to which KSB Bancorp will certify (i) the due adoption by the board of directors of KSB Bancorp of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions of KSB Bancorp contemplated hereby and thereby; (ii) the due approval and adoption by the shareholders of KSB Bancorp of this Agreement and the transactions contemplated hereby; (iii) the incumbency and true signatures of those officers of KSB Bancorp duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of KSB Bancorp, and (iv) that the copy of the bylaws of KSB Bancorp attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

G.                                     A certificate, dated as of the Closing Date, duly executed by an executive officer of KSB Bancorp, acting solely in his or her capacity as an executive officer of KSB Bancorp, pursuant to which KSB Bancorp will certify (i) that all of the representations and warranties made in ARTICLE IV are true and correct in all material respects on and as of the Closing Date as if made on such date (other than any representation or warranty made on and as of a specific date and taking into account any supplemental schedules to be provided pursuant to Section 7.10), and (ii) that KSB Bancorp has performed and complied with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

H.                                    An opinion of counsel to KSB Bancorp addressing each of the matters identified in Exhibit F hereto;

I.                                         Evidence reasonably satisfactory to Teche Bancshares that all consents and approvals required to be obtained by KSB Bancorp from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Confidential Schedule 4.08 have been obtained and are in full force and effect; and

J.                                        All other documents required to be delivered to Teche Bancshares by KSB Bancorp under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Teche Bancshares or its counsel.

Section 3.03                                Actions to be Taken at the Closing by Teche Bancshares.  At the Closing, Teche Bancshares will execute and acknowledge (where appropriate) and deliver or cause to be delivered to KSB Bancorp, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to KSB Bancorp’s obligations to close hereunder):

A.                                   True, correct and complete copies of the articles of incorporation of Teche Bancshares and all amendments thereto, duly certified as of a recent date by the Secretary of State;

B.                                     True, correct and complete copies of the articles of incorporation of Teche Bank and all amendments thereto, duly certified as of a recent date by the OFI;

C.                                     Good standing and/or existence certificates, dated as of a recent date, issued by the appropriate state officials duly certifying as to the existence and good standing of each of Teche Bancshares and Teche Bank in the State of Louisiana and all other jurisdictions where each is qualified to do business;

D.                                    A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Teche Bank are insured by the FDIC pursuant to the FDIA;

E.                                      A letter, dated as of a recent date, from the Federal Reserve Bank of Atlanta, to the effect that Teche Bancshares is a registered bank holding company under the BHCA.

F.                                      A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Teche Bancshares, acting in his or her capacity as an officer of Teche Bancshares, pursuant to which Teche Bancshares will certify (i) the due adoption by the board of directors of Teche Bancshares of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions of Teche Bancshares contemplated hereby and thereby; (ii) the due approval and adoption by the shareholders of Teche Bancshares of this Agreement and the transactions contemplated hereby; (iii) the incumbency and true signatures of those officers of Teche Bancshares duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Teche Bancshares, and (iv) that the copy of the bylaws of Teche Bancshares attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

G.                                     A certificate, dated as of the Closing Date, duly executed by an executive officer of Teche Bancshares, acting solely in his or her capacity as an executive officer of Teche Bancshares, pursuant to which Teche Bancshares will certify (i) that all of the representations and warranties made in ARTICLE V are true and correct in all material respects on and as of the Closing Date as if made on such date (other than any representation or warranty made on and as of a specific date and taking into account any supplemental schedules to be provided pursuant to Section 7.10), and (ii) that Teche Bancshares has performed and complied with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

H.                                    An opinion of counsel to Teche Bancshares addressing each of the matters identified in Exhibit G  hereto;

I.                                         Evidence reasonably satisfactory to KSB Bancorp that all consents and approvals required to be obtained by Teche Bancshares from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Confidential Schedule 5.08 have been obtained and are in full force and effect; and

J.                                        All other documents required to be delivered to KSB Bancorp by Teche Bancshares under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by KSB Bancorp or its counsel.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KSB BANCORP

KSB Bancorp hereby makes the following representations and warranties to Teche Bancshares as of the date of this Agreement and as of the Closing Date.  KSB Bancorp hereby agrees to provide to Teche Bancshares at the Closing supplemental schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 4.01                                Organization and Qualification.

A.                                   KSB Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.  KSB Bancorp is a bank holding company registered under the BHCA.  KSB Bancorp has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements.  KSB Bancorp is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.  True and complete copies of the certificate of incorporation and bylaws of KSB Bancorp, as amended to date, certified by the Secretary of KSB Bancorp, have been delivered to Teche Bancshares.

B.                                     Kaplan State Bank is a is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.  Kaplan State Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement.  True and complete copies of the articles of incorporation and bylaws of Kaplan State Bank, as amended to date, certified by the Cashier or Secretary of Kaplan State Bank, have been delivered to Teche Bancshares. Kaplan State Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.  Kaplan State Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, and its deposits are insured by the Bank Insurance Fund.

C.                                     Other than Kaplan State Bank, KSB Bancorp has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by KSB Bancorp has not been conducted through any other direct or indirect Subsidiary of KSB Bancorp.

D.                                    All of the issued and outstanding shares of Kaplan State Bank are owned by KSB Bancorp free and clear of any Lien with respect thereto.

Section 4.02                                Capitalization.

A.                                   The authorized capital stock of KSB Bancorp consists of 5,000,000 shares of common stock, par value $1.00 per share, 1,153,000 of which are issued and outstanding.  The outstanding shares of KSB Bancorp Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person and have been issued in compliance with applicable securities laws.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of KSB Bancorp, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on KSB Bancorp Common Stock have been paid.  Except as disclosed in this Section 4.02 and Confidential Schedule 4.02A, there are no (a) other outstanding equity securities of any kind or character, or (b) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating KSB Bancorp to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of KSB Bancorp.  There are no outstanding contractual obligations of KSB Bancorp to vote or dispose of any shares of the capital stock of KSB Bancorp.  Except as disclosed in Confidential Schedule 4.02A, there are no shareholder agreements, voting trusts or similar agreements relating to the KSB Bancorp Common Stock to which KSB Bancorp is a party.

B.                                     The authorized capital stock of Kaplan State Bank consists of 1,000,000 shares of common stock, par value $1.00 per share, 1,153 of which are issued and outstanding.  The outstanding shares of common stock of Kaplan State Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in La. Rev. Stat. § 6:262), and have not been issued in violation of the preemptive rights of any person and have been issued in compliance with applicable securities laws.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Kaplan State Bank, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on the common stock of Kaplan State Bank have been paid.  Except as disclosed in this Section 4.02, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Kaplan State Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Kaplan State Bank.  There are no outstanding contractual obligations of Kaplan State Bank to vote or dispose of any shares of the capital stock of Kaplan State Bank.  There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of Kaplan State Bank to which Kaplan State Bank is a party.

Section 4.03                                Execution and Delivery; No Violation.

A.                                   The execution and delivery of this Agreement has been duly and validly approved by the board of directors of KSB Bancorp and, except for the approval and adoption of the Merger by the shareholders of KSB Bancorp at the KSB Bancorp Meeting, no other corporate proceedings are required on the part of KSB Bancorp to approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered to Teche Bancshares.  Assuming due authorization, execution and delivery by Teche Bancshares, this Agreement constitutes the legal, valid and binding obligation of KSB Bancorp, enforceable against KSB Bancorp in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

B.                                     Subject to the receipt of any regulatory consents and approvals set forth in Section 4.08, and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the articles of incorporation or bylaws (or similar governing documents) of KSB Bancorp or Kaplan State Bank; (ii) a violation of any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to KSB Bancorp, Kaplan State Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of KSB Bancorp or Kaplan State Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which KSB Bancorp or Kaplan State Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.04                                Compliance with Laws, Permits and Instruments.

A.                                   Each of KSB Bancorp and Kaplan State Bank (i) conducts its business in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable thereto or to the employees conducting such businesses; (ii) has all licenses, franchises, permits, orders, authorizations and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and (iii) has received, since December 31, 2002, no written notification from any Governmental Authority (a) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization.

B.                                     Kaplan State Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 208.43(b)(1)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.”  Kaplan State Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change within one year.

Section 4.05                                Kaplan State Bank Financial Statements.  KSB Bancorp has furnished to Teche Bancshares true and complete copies of the audited financial statements of Kaplan State Bank as of and for the years ended December 31, 2000, 2001 and 2002 including balance sheets and the related statements of income, stockholders’ equity and cash flows (such financial statements will be referred to herein as the “Kaplan State Bank Financial Statements”).  The Kaplan State Bank Financial Statements (including in each case, any related notes), fairly present, in all material respects, the financial position of Kaplan State Bank as of the respective dates thereof and the results of operations and changes in financial position of Kaplan State Bank for the periods then ended, in conformity with GAAP, applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Kaplan State Bank Financial Statements accurately and fairly reflect in all material respects the transactions of Kaplan State Bank.  The Kaplan State Bank Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 4.06                                Kaplan State Bank Call Reports.  Kaplan State Bank has furnished Teche Bancshares with true and complete copies of the Reports of Condition and Income of Kaplan State Bank as of September 30, 2002, December 31, 2002, March 31, 2003, and June 30, 2003 (each, a “Kaplan State Bank Call Report”).  Each Kaplan State Bank Call Report fairly presents, in all material respects, the financial position of Kaplan State Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  None of the Kaplan State Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.  Kaplan State Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  To the best knowledge of Kaplan State Bank, the allowance for loan losses account for Kaplan State Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Kaplan State Bank.

Section 4.07                                Litigation.  There is no suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature pending or, to the knowledge of KSB Bancorp, threatened against or affecting KSB Bancorp or Kaplan State Bank (and KSB Bancorp is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (A) material to KSB Bancorp and Kaplan State Bank, taken as a whole, or (B) reasonably likely to prevent or delay KSB Bancorp in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

Section 4.08                                Consents and Approvals.  Except as disclosed in Confidential Schedule 4.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by KSB Bancorp or Kaplan State Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, state securities or “blue sky” laws and takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and filing and recordation of appropriate merger documents as required by the LBCL.

Section 4.09                                Undisclosed Liabilities.  KSB Bancorp has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any KSB Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between KSB Bancorp), that is not reflected in or disclosed in the Kaplan State Bank Financial Statements or the Kaplan State Bank Call Reports, except (A) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Kaplan State Bank Financial Statements or the Kaplan State Bank Call Reports, respectively or (B) as disclosed on Confidential Schedule 4.09.

Section 4.10                                Title to Assets.   Each of KSB Bancorp and Kaplan State Bank has good and marketable title to, or valid leasehold interest in, all of its assets and properties, and such assets and properties, other than assets and properties in which KSB Bancorp or Kaplan State Bank has a leasehold interest, are owned free and clear of all Liens, except (A) as noted in the Kaplan State Bank Financial Statements or the Kaplan State Bank Call Reports or as set forth in the documents delivered to Teche Bancshares pursuant to this Section 4.10, (B) statutory liens not yet delinquent, (C) consensual landlord liens, (D) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (E) pledges of assets in the ordinary course of business to secure public funds deposits, and (F) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the most recent KSB Bancorp Financial Statement or Kaplan State Bank Call Report.  Each of KSB Bancorp and Kaplan State Bank has complied in all material respects with the terms of all leases to which it is a party, and (i) each such lease is in full force and effect; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act, which with the giving of notice, the lapse of time or both would become a default under such lease; and (iv) none of the transactions contemplated by this Agreement will constitute a default or a cause for termination or modification of such lease.

Section 4.11                                Absence of Certain Changes or Events.  Since December 31, 2002, KSB Bancorp has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

A.                                   Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.                                     Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

C.                                     Except as disclosed on Confidential Schedule 4.11C, declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.                                    Except as disclosed on Confidential Schedule 4.11D, issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E.                                      Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F.                                       Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent KSB Bancorp Financial Statement or Kaplan State Bank Call Report;

G.                                       Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except pursuant to the settlement of litigation described in Section 4.11L) of material value;

H.                                    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.                                         Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or KSB Bancorp Proprietary Right (as defined in Section 4.16) or modified any existing rights with respect thereto;

J.                                        Except as disclosed on Confidential Schedule 4.11J, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.                                    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

L.                                      Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $25,000;

M.                                 Except as disclosed on Confidential Schedule 4.11M, and except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

N.                                    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

O.                                    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P.                                       Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or

Q.                                    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.

Section 4.12                                Certain Leases, Contracts and Agreements.  Confidential Schedule 4.12 sets forth a description of all leases, subleases, licenses, contracts and agreements (the “Contracts”) to which KSB Bancorp or Kaplan State Bank is a party or by which KSB Bancorp or Kaplan State Bank is bound that obligate or may obligate KSB Bancorp or Kaplan State Bank for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature that in the aggregate obligate or may obligate KSB Bancorp or Kaplan State Bank for an amount in excess of $25,000 over the entire term of such related Contracts.  KSB Bancorp has delivered or made available to Teche Bancshares true and correct copies of all such Contracts.  For the purposes of this Agreement, the Contracts will be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by KSB Bancorp or Kaplan State Bank, but shall include unfunded loan commitments and letters of credit issued by KSB Bancorp or Kaplan State Bank where the borrowers’ total direct and indirect indebtedness to KSB Bancorp or Kaplan State Bank is in excess of $1,000,000.  No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of KSB Bancorp or Kaplan State Bank.  Neither KSB Bancorp nor Kaplan State Bank has received any notice of material default or any notice of material noncompliance, including, without limitation, noncompliance with any applicable Federal, state or local obligation as lessee that it has not fully performed, or is aware of any expenditure required under the provisions of any such lease for any purpose other than payment.  For each lease in which KSB Bancorp or Kaplan State Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any Liens (including tax liens), except as established by the lease or applicable law.  KSB Bancorp and Kaplan State Bank each enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 4.13                                Taxes and Tax Returns.

A.                                   Each of KSB Bancorp and Kaplan State Bank has duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by it on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on their behalf all taxes that are due and payable other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the applicable financial statements for such company.  As of the date hereof, neither KSB Bancorp nor Kaplan State Bank has any liability for taxes in excess of the amount reserved or provided for on its financial statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

B.                                     There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon KSB Bancorp or Kaplan State Bank, nor has KSB Bancorp or Kaplan State Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C.                                     Proper and accurate amounts have been withheld by KSB Bancorp and Kaplan State Bank from their employees, independent contractors, creditors, stockholders or other third parties for all periods in compliance with the tax withholding provisions of any applicable law.

D.                                    Since December 31, 1999, neither KSB Bancorp nor Kaplan State Bank has been required to include in income any material adjustment pursuant to Section 481 of the Code, by reason of a voluntary change in accounting method initiated by KSB Bancorp or Kaplan State Bank, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Kaplan State Bank).

E.                                      Since December 31, 1999, the federal income tax return of neither KSB Bancorp nor Kaplan State Bank has been audited or examined and, to the knowledge of KSB Bancorp, no such audit is currently pending or threatened against KSB Bancorp or Kaplan State Bank.

F.                                       As used in this Agreement, the terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

G.                                       KSB Bancorp has delivered to Teche Bancshares correct and complete copies of all federal income tax returns filed with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by KSB Bancorp and Kaplan State Bank since December 31, 1999.

Section 4.14                                Insurance.  Confidential Schedule 4.14 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, of KSB Bancorp and Kaplan State Bank.  All such policies (A) are sufficient for compliance by KSB Bancorp and Kaplan State Bank with all requirements of law and all agreements to which KSB Bancorp or Kaplan State Bank is a party, (B) are valid, outstanding and enforceable except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (C) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (D) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither KSB Bancorp nor Kaplan State Bank is in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion.   Each material property of each of KSB Bancorp and Kaplan State Bank is insured for the benefit of KSB Bancorp and Kaplan State Bank, respectively, in amounts deemed adequate by management of KSB Bancorp and Kaplan State Bank, respectively, against risks customarily insured against.  There have been no claims under any fidelity bonds of KSB Bancorp or Kaplan State Bank within the last three (3) years and neither KSB Bancorp nor Kaplan State Bank is aware of any facts that would form the basis of a claim under such bonds.

Section 4.15                                No Adverse Change.  Since December 31, 2002, there has not been any Material Adverse Change with respect to either KSB Bancorp or Kaplan State Bank, nor has any event or condition occurred that has resulted in, or, to the best knowledge of KSB Bancorp, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 4.16                                Proprietary Rights.  Neither KSB Bancorp nor Kaplan State Bank owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“KSB Bancorp Proprietary Rights”) for its business or operations.  To the best knowledge of KSB Bancorp, neither KSB Bancorp nor Kaplan State Bank is infringing upon or otherwise acting adversely to, and have not in the past three (3) years infringed upon or otherwise acted adversely to, any KSB Bancorp Proprietary Right owned by any other person or persons.  There is no claim or action by any such person pending, or to the knowledge KSB Bancorp or Kaplan State Bank, threatened, with respect thereto.

Section 4.17                                Transactions with Certain Persons and Entities.  Except as disclosed in Confidential Schedule 4.17, neither KSB Bancorp nor Kaplan State Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or executive officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of KSB Bancorp or Kaplan State Bank, and none of such persons owes any amount to KSB Bancorp or Kaplan State Bank.  Neither KSB Bancorp nor Kaplan State Bank uses any asset owned by any present or former director or executive officer of KSB Bancorp in its operations, nor does any of such persons own immovable property on which any bank facility is located.  Except as set forth on Confidential Schedule 4.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind exclusively between or among KSB Bancorp and/or Kaplan State Bank and/or any Affiliate.

Section 4.18                                Evidences of Indebtedness.

A.                                   All loans and leases that are reflected as assets of KSB Bancorp or Kaplan State Bank (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected; and (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against KSB Bancorp, Kaplan State Bank or the present holder thereof.  The credit files of Kaplan State Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Kaplan State Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of Kaplan State Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance).  Kaplan State Bank has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on its most recent internal watch list (not earlier than December 31, 2002) or which have been adversely classified by the OFI of the FDIC, a copy of which list has been provided to Teche Bancshares.

B.                                     Kaplan State Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, (i) with any director, executive officer or ten percent shareholder of KSB Bancorp or Kaplan State Bank or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, except as specifically indicated in Confidential Schedule 4.18B(i), or (ii) which is in violation of any law, regulation or rule of any governmental authority which violation could result in a Material Adverse Change.

C.                                     The other real estate reflected on the Kaplan State Bank Financial Statements is carried at the lower of cost or fair value, and adequate reserves have been established for possible subsequent valuation of adjustments.  Loans in which Kaplan State Bank has more exposure to the risk of ownership of the collateral than does the borrower are accounted for in the same manner as properties acquired through foreclosure.

Section 4.19                                Employee Relationships.  Each of KSB Bancorp and Kaplan State Bank has materially complied with all applicable laws relating to its relationships with its employees, and each of KSB Bancorp and Kaplan State Bank believes that its relationship with its employees is good.  To the best knowledge of KSB Bancorp, no key executive officer or manager of KSB Bancorp or Kaplan State Bank or any group of employees of KSB Bancorp or Kaplan State Bank has or have any present plans to terminate their employment with KSB Bancorp or Kaplan State Bank.

Section 4.20                                Condition of Assets.  All tangible assets used by KSB Bancorp and Kaplan State Bank are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other laws, whether Federal, state or local.  None of the premises or equipment of KSB Bancorp or Kaplan State Bank is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 4.21                                Environmental Compliance.

A.                                   KSB Bancorp and Kaplan State Bank and all of their respective properties and operations are in material compliance with all Environmental Laws. Neither KSB Bancorp nor Kaplan State Bank is aware of, or received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of KSB Bancorp or Kaplan State Bank with all Environmental Laws.

B.                                     KSB Bancorp and Kaplan State Bank have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

C.                                     No Hazardous Materials exist on, about or within any of the properties of KSB Bancorp or Kaplan State Bank, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of such properties.  The use that KSB Bancorp and Kaplan State Bank make and intend to make of their respective properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the properties.

D.                                    There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to the best knowledge of KSB Bancorp and Kaplan State Bank, threatened, against KSB Bancorp or Kaplan State Bank relating in any way to any Environmental Law.  To the best knowledge of KSB Bancorp and Kaplan State Bank, neither KSB Bancorp nor Kaplan State Bank has any liability for remedial action under any Environmental Law.  Neither KSB Bancorp nor Kaplan State Bank has received any request for information by any governmental authority with respect to the condition, use or operation of any of its properties nor has KSB Bancorp nor Kaplan State Bank received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing KSB Bancorp or Kaplan State Bank that either is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

E.                                      As used in this Section 4.21, the term “property” or “properties” includes all immovable property currently owned or leased by KSB Bancorp or Kaplan State Bank, including, but not limited to, properties that KSB Bancorp or Kaplan State Bank have foreclosed upon as well as the banking premises and all improvements and fixtures thereon.

Section 4.22                                Regulatory Compliance.

A.                                   Neither KSB Bancorp nor Kaplan State Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business.  Neither KSB Bancorp nor Kaplan State Bank has knowledge of any pending or threatened investigation.

B.                                     All reports, records, registrations, statements, notices and other documents or information required to be filed by each of KSB Bancorp and Kaplan State Bank with any Regulatory Agency or Governmental Authority have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete, in all material respects.

Section 4.23                                Absence of Certain Business Practices.  To the best knowledge of KSB Bancorp, neither KSB Bancorp nor Kaplan State Bank nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift of a material nature or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of KSB Bancorp or Kaplan State Bank (or assist KSB Bancorp or Kaplan State Bank in connection with any actual or proposed transaction) that (A) might subject KSB Bancorp or Kaplan State Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have resulted in a Material Adverse Change or (C) if not continued in the future might result in a Material Adverse Change or might subject KSB Bancorp or Kaplan State Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 4.24                                Books and Records.  The minute books, stock certificate books and stock transfer ledgers of each of KSB Bancorp and Kaplan State Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of KSB Bancorp or Kaplan State Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of KSB Bancorp and Kaplan State Bank have been made available for inspection by Teche Bancshares.

Section 4.25                                Fiduciary Responsibilities.  Each of KSB Bancorp and Kaplan State Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and neither KSB Bancorp nor Kaplan State Bank has reason to be aware of any basis for the same.

Section 4.26                                Guaranties.  Except for items in the process of collection in the ordinary course of Kaplan State Bank’s business, none of the obligations or liabilities of KSB Bancorp or Kaplan State Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has KSB Bancorp or Kaplan State Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 4.27                                Employee Benefit Plans.

A.                                   Set forth on Confidential Schedule 4.27A is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement or policy, and any trust, escrow or other agreement related thereto, which (i) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by KSB Bancorp, Kaplan State Bank, or any trade or business with which KSB Bancorp or Kaplan State Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“KSB Bancorp Controlled Group”), or with respect to which KSB Bancorp, Kaplan State Bank or any KSB Bancorp Controlled Group has any liability, or (ii) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of KSB Bancorp, Kaplan State Bank or any KSB Bancorp Controlled Group or the dependents of any thereof, regardless of whether funded or unfunded (“KSB Employee Plans”).

B.                                     Except as set forth on Confidential Schedule 4.27B, there is no KSB Employee Plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA, a “multiple employer plan” or a “multiemployer plan”, nor has there been within the last five (5) calendar years.  KSB Bancorp has delivered or made available to Teche Bancshares true, accurate and complete copies of the documents comprising each KSB Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with outside service providers (without limitation, actuaries investment managers, etc.) that relate to any KSB Employee Plan, the Form 5500 filed in each of the three (3) most recent plan years with respect to each KSB Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto reasonably requested by Teche Bancshares.  To the knowledge of KSB Bancorp, there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) breaches of fiduciary duty or any other breaches or violations of any law applicable to the KSB

Employee Plans and related Funding Arrangements that would subject KSB Bancorp or Kaplan State Bank to any material taxes, penalties or other liabilities.  Each KSB Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is within the remedial amendment period for obtaining a favorable determination letter as prescribed by Section 401(b) or other IRS guidance, does not have any amendments for which the remedial amendment period under Code Section 401(b) has expired, and has been operated in material compliance with applicable law, and in accordance with its terms, and all reports and filings required by the Code, ERISA or any government agency with respect to each KSB Employee Plan have been timely and completely filed.  Each KSB Employee Plan has been operated in material compliance with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code.  There are no pending claims, lawsuits or actions relating to any KSB Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of KSB Bancorp, none are threatened.  To the knowledge of KSB Bancorp, no written or oral representations have been made to any employee or former employee of KSB Bancorp or Kaplan State Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, (except to the extent of coverage required under Section 4980B of the Code).  Compliance with FAS 106 will not create any material change to the Kaplan State Bank Financial Statements.  The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of KSB Bancorp or Kaplan State Bank.  There are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will KSB Bancorp or Kaplan State Bank be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against KSB Bancorp, Kaplan State Bank, a KSB Employee Plan, or any other person, a KSB Employee Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any KSB Employee Plan.

C.                                     All KSB Employee Plans which are “group health plans” (as defined in the Code and ERISA) have been operated to the Closing such that failures to operate such group health plans in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code would not subject KSB Bancorp or Kaplan State Bank to liability.

D.                                    Each of KSB Bancorp and Kaplan State Bank is completely insured for all health insurance claims under any KSB Employee Plan. No event has occurred or circumstances exist that could result in a material increase in premium costs of KSB Employee Plans that are insured or a material increase in self-insured costs.

E.                                      All KSB Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the KSB Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

F.                                       All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each KSB Employee Plan and all contributions (other than claims) for any period ending on or before the Closing Date that are not yet due have been either paid to each such KSB Employee Plan or accrued on the regularly prepared financial statements of KSB Bancorp or Kaplan State Bank.

Section 4.28                                Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of KSB Bancorp.

Section 4.29                                Representations Not Misleading.  No representation or warranty by KSB Bancorp or Kaplan State Bank contained in this Agreement, nor any statement, exhibit or schedule furnished to Teche Bancshares by KSB Bancorp or Kaplan State Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect, and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over KSB Bancorp or Kaplan State Bank or its properties of the facts and circumstances upon which they were based.  No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by KSB Bancorp.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TECHE BANCSHARES

Teche Bancshares hereby makes the following representations and warranties to KSB Bancorp as of the date of this Agreement and of the Closing Date.  Teche Bancshares hereby agrees to provide to KSB Bancorp at the Closing supplemental schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 5.01                                Organization and Qualification.

A.                                   Teche Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Teche Bancshares is a bank holding company registered under the BHCA. Teche Bancshares has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements.  Teche Bancshares is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.  True and complete copies of the articles of incorporation and bylaws of Teche Bancshares, as amended to date, certified by the Secretary of Teche Bancshares, have been delivered to KSB Bancorp.

B.                                     Teche Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.  Teche Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.  True and complete copies of the articles of incorporation and bylaws of Teche Bank, as amended to date, certified by the Cashier or Secretary of Teche Bank, have been delivered to KSB Bancorp. Teche Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. Teche Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, and its deposits are insured by the Bank Insurance Fund.

C.                                     Other than Teche Bank, Teche Bancshares has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’

remedies or in a fiduciary capacity, and the business carried on by Teche Bancshares has not been conducted through any other direct or indirect Subsidiary of Teche Bancshares.

D.                                    All of the issued and outstanding shares of Teche Bank are owned by Teche Bancshares free and clear of any Lien with respect thereto.

Section 5.02                                Capitalization.

A.                                   The authorized capital stock of Teche Bancshares consists of 100,000 shares of common stock, par value $10.00 per share, 27,925 of which are issued and outstanding and 200 are held in treasury.  The outstanding shares of Teche Bancshares Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person and have been issued in compliance with applicable securities laws.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Teche Bancshares, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on Teche Bancshares Common Stock have been paid.  Except as disclosed in this Section 5.02, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Teche Bancshares to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Teche Bancshares.  There are no outstanding contractual obligations of Teche Bancshares to vote or dispose of any shares of the capital stock of Teche Bancshares.  There are no shareholder agreements, voting trusts or similar agreements relating to the Teche Bancshares Common Stock to which Teche Bancshares is a party.

B.                                     The authorized capital stock of Teche Bank consists of 28,125 shares of common stock, par value 10.00 per share, 28,125 of which are issued and outstanding.  The outstanding shares of common stock of Teche Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in La. Rev. Stat. §6:262), and have not been issued in violation of the preemptive rights of any person and have been issued in compliance with applicable securities laws.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Teche Bank, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on the common stock of Teche Bank have been paid.  Except as disclosed in this Section 5.02, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Teche Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Teche Bank.  There are no outstanding contractual obligations of Teche Bank to vote or dispose of any shares of the capital stock of Teche Bank.  There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of Teche Bank to which Teche Bank is a party.

Section 5.03                                Execution and Delivery; No Violation.

A.                                   The execution and delivery of this Agreement has been duly and validly approved by the board of directors of Teche Bancshares and, except for the approval and adoption of the Merger by the shareholders of Teche Bancshares at the Teche Bancshares Meeting, no other corporate proceedings are required on the part of Teche Bancshares to approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered to KSB Bancorp.  Assuming due authorization, execution and delivery by KSB Bancorp, this Agreement constitutes the legal, valid and binding obligation of Teche Bancshares, enforceable against Teche Bancshares in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

B.                                     Subject to the receipt of any regulatory consents and approvals set forth in Section 5.08, the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, (i) constitutes or will constitute (i) a breach or violation of any provision of the articles of incorporation or bylaws of Teche Bancshares or Teche Bank; (ii) a violation of any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Teche Bancshares, Teche Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Teche Bancshares or Teche Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Teche Bancshares or Teche Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 5.04                                Compliance with Laws, Permits and Instruments.

A.                                   Each of Teche Bancshares and Teche Bank (i) conducts its business in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable thereto or to the employees conducting such businesses; (ii) has all licenses, franchises, permits, orders, authorizations and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and (iii) has received, since December 31, 2002, no written notification from any Governmental Authority (a) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization.

B.                                     Teche Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 208.43(b)(1)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.”  Teche Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change within one year.

Section 5.05                                Teche Bancshares Financial Statements.  Teche Bancshares has furnished to KSB Bancorp true and complete copies of the audited consolidated financial statements of Teche Bancshares as of and for the years ended December 31, 2000, 2001 and 2002, which include balance sheets and the related statements of income, stockholders’ equity and cash flows (such financial statements will be referred to herein as the “Teche Bancshares Financial Statements”).  The Teche Bancshares Financial Statements (including in each case, any related notes), fairly present, in all material respects, the financial position of Teche Bancshares, on a consolidated basis, as of the respective dates thereof and the results of operations and changes in financial position of Teche Bancshares, on a consolidated basis, for the periods then ended, in conformity with GAAP, applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Teche Bancshares Financial Statements accurately and fairly reflect, in all material respects, the transactions of Teche Bancshares.  The Teche Bancshares Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.06                                Teche Bank Call Reports.  Teche Bank has furnished KSB Bancorp with true and complete copies of the Reports of Condition and Income of Teche Bank as of September 30, 2002, December 31, 2002, March 31, 2003, and June 30, 2003 (each, a “Teche Bank Call Report”).  Each Teche Bank Call Report fairly presents, in all material respects, the financial position of Teche Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  None of the Teche Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Teche Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  To the best knowledge of Teche Bank, the allowance for loan losses account for Teche Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Teche State Bank.

Section 5.07                                Litigation.  Except as disclosed on Confidential Schedule 5.07, there is no suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature pending or, to the knowledge of Teche Bancshares, threatened against or affecting Teche Bancshares or Teche Bank (and Teche Bancshares is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (A) material to Teche Bancshares and Teche Bank, taken as a whole, or (B) reasonably likely to prevent or delay Teche Bancshares in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

Section 5.08                                Consents and Approvals.  Except as disclosed in Confidential Schedule 5.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Teche Bancshares or Teche Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, state securities or “blue sky” laws and takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and filing and recordation of appropriate merger documents as required by the LBCL.

Section 5.09                                Undisclosed Liabilities.  Teche Bancshares has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Teche Employee Benefit Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between Teche Bancshares), that is not reflected in or disclosed in the Teche Bancshares Financial Statements or the Teche Bank Call Reports, except those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Teche Bancshares Financial Statements or the Teche Bank Call Reports, respectively.

Section 5.10                                Title to Assets.   Each of Teche Bancshares and Teche Bank has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, and such assets and properties, other than assets and properties in which Teche Bancshares or Teche Bank has a leasehold interest, are owned free and clear of all Liens, except (A) as noted in the Teche Bancshares Financial Statements or the Teche Bank Call Reports or as set forth in the documents delivered to KSB Bancorp pursuant to this Section 5.10, (B) statutory liens not yet delinquent, (C) consensual landlord liens, (D) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (E) pledges of assets in the ordinary course of business to secure public funds deposits, and (F) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the most recent Teche Bancshares Financial Statement or Teche Bank Call Report.  Each of Teche Bancshares and Teche Bank has complied in all material respects with the terms of all leases to which it is a party, and (i) each such lease is in full force and effect; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act, which with the giving of notice, the lapse of time or both would become a default, under such lease and (iv) none of the transactions contemplated by this Agreement will constitute a default or a cause for termination or modification of such lease.

Section 5.11                                Absence of Certain Changes or Events.  Since December 31, 2002, Teche Bancshares has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

A.                                   Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.                                     Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

C.                                     Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.                                    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E.                                      Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F.                                       Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent Teche Bancshares Financial Statement or Teche Bank Call Report;

G.                                       Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except pursuant to the settlement of litigation described in Section 5.11L) of material value;

H.                                    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.                                         Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Teche Bancshares Proprietary Right (as defined in Section 5.16) or modified any existing rights with respect thereto;

J.                                        Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.                                    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

L.                                      Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $25,000;

M.                                 Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

N.                                    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

O.                                    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P.                                       Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

Q.                                    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.

Section 5.12                                Certain Leases, Contracts and Agreements.  Confidential Schedule 5.12 sets forth a description of all Contracts to which Teche Bancshares or Teche Bank is a party or by which Teche Bancshares or Teche Bank is bound that obligate or may obligate Teche Bancshares or Teche Bank for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature that in the aggregate obligate or may obligate Teche Bancshares or Teche Bank for an amount in excess of $25,000 over the entire term of such related Contracts.  Teche Bancshares has delivered or made available to KSB Bancorp true and correct copies of all such Contracts.  For the purposes of this Agreement, the Contracts will be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by Teche Bancshares or Teche Bank, but shall include unfunded loan commitments and letters of credit issued by Teche Bancshares or Teche Bank where the borrowers’ total direct and indirect indebtedness to Teche Bancshares or Teche Bank is in excess of $1,000,000.  No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Teche Bancshares or Teche Bank.  Neither Teche Bancshares nor Teche Bank has received any notice of material default or any notice of material noncompliance, including, without limitation, noncompliance with any applicable Federal, state or local obligation as lessee that it has not fully performed, or is aware of any expenditure required under the provisions of any such lease for any purpose other than payment.  For each lease in which Teche Bancshares or Teche Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any Liens (including tax liens), except as established by the lease or applicable law. Teche Bancshares and Teche Bank each enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 5.13                                Taxes and Tax Returns.

A.                                   Each of Teche Bancshares and Teche Bank has duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by it on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on their behalf all taxes that are due and payable other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the applicable financial statements for such company.  As of the date hereof, neither Teche Bancshares nor Teche Bank has any liability for taxes in excess of the amount reserved or provided for on its financial statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

B.                                     There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Teche Bancshares or Teche Bank, nor has Teche Bancshares or Teche Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C.                                     Proper and accurate amounts have been withheld by Teche Bancshares and Teche Bank from their employees, independent contractors, creditors, stockholders or other third parties for all periods in compliance with the tax withholding provisions of any applicable law.

D.                                    Since December 31, 1999, neither Teche Bancshares nor Teche Bank has been required to include in income any material adjustment pursuant to Section 481 of the Code, by reason of a voluntary change in accounting method initiated by Teche Bancshares or Teche Bank, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Teche Bank).

E.                                      Since December 31, 1999, the federal income tax return of neither Teche Bancshares nor Teche Bank has been audited or examined and, to the knowledge of Teche Bancshares, no such audit is currently pending or threatened against Teche Bancshares or Teche Bank.

F.                                       As used in this Agreement, the terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

G.                                       Teche Bancshares has delivered to KSB Bancorp correct and complete copies of all federal income tax returns filed with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by Teche Bancshares and Teche Bank since December 31, 1999.

Section 5.14                                Insurance.  Confidential Schedule 5.14 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, of Teche Bancshares and Teche Bank.  All such policies (A) are sufficient for compliance by Teche Bancshares and Teche Bank with all requirements of law and all agreements to which Teche Bancshares or Teche Bank is a party, (B) are valid, outstanding and enforceable except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (C) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (D) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Teche Bancshares nor Teche Bank is in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion.   Each material property of each of Teche Bancshares and Teche Bank is insured for the benefit of Teche Bancshares and Teche Bank, respectively, in amounts deemed adequate by management of Teche Bancshares and Teche Bank, respectively, against risks customarily insured against.  Except as set forth on Confidential Schedule 5.14, there have been no claims under any fidelity bonds of Teche Bancshares or Teche Bank within the last three (3) years and neither Teche Bancshares nor Teche Bank is aware of any facts that would form the basis of a claim under such bonds.

Section 5.15                                No Adverse Change.  Since December 31, 2002, there has not been any Material Adverse Change with respect to either Teche Bancshares or Teche Bank, nor has any event or condition occurred that has resulted in, or, to the best knowledge of KSB Bancorp, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 5.16                                Proprietary Rights.  Neither Teche Bancshares nor Teche Bank owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Teche Bancshares Proprietary Rights”) for its business or operations.  To the best knowledge of Teche Bancshares, neither Teche Bancshares nor Teche Bank is infringing upon or otherwise acting adversely to, and have not in the past three (3) years infringed upon or otherwise acted adversely to, any Teche Bancshares Proprietary Right owned by any other person or persons.  There is no claim or action by any such person pending, or to the knowledge Teche Bancshares or Teche Bank, threatened, with respect thereto.

Section 5.17                                Transactions with Certain Persons and Entities.  Except as disclosed in Confidential Schedule 5.17, neither Teche Bancshares nor Teche Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or executive officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of Teche Bancshares or Teche Bank, and none of such persons owes any amount to Teche Bancshares or Teche Bank.  Neither Teche Bancshares nor Teche Bank uses any asset owned by any present or former director or executive officer of Teche Bancshares in its operations, nor does any of such persons own immovable property on which any bank facility is located.  Except as set forth on Confidential Schedule 5.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind exclusively between or among Teche Bancshares and/or Teche Bank and/or any Affiliate.

Section 5.18                                Evidences of Indebtedness.

A.                                   All loans and leases that are reflected as assets of Teche Bancshares or Teche Bank (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidence by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected; and (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Teche Bancshares, Teche Bank or the present holder thereof.

The credit files of Teche Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Teche Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of Teche Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Teche Bank has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on its most recent internal watch list (not earlier than December 31, 2002) or which have been adversely classified by the OFI or the FDIC, a copy of which list has been provided to KSB Bancorp.

B.                                     Teche Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, (i) with any director, executive officer or ten percent shareholder of Teche Bancshares or Teche Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, except as specifically indicated in Confidential Schedule 5.18B(i), or (ii) which is in violation of any law, regulation or rule of any government authority which violation could result in a Material Adverse Change.

C.                                     The other real estate reflected on the Teche Bancshares Financial Statements is carried at the lower of cost or fair value, and adequate reserves have been established for possible subsequent valuation adjustments.  Loans in which Teche Bank has more exposure to the risk of ownership of the collateral than does the borrower are accounted for in the same manner as properties acquired through foreclosure.

Section 5.19                                Employee Relationships.  Each of Teche Bancshares and Teche Bank has materially complied with all applicable laws relating to its relationships with its employees, and each of Teche Bancshares and Teche Bank believes that its relationship with its employees is good.  To the best knowledge of Teche Bancshares, no key executive officer or manager of Teche Bancshares or Teche Bank or any group of employees of Teche Bancshares or Teche Bank has or have any present plans to terminate their employment with Teche Bancshares or Teche Bank.

Section 5.20                                Condition of Assets.  All tangible assets used by Teche Bancshares and Teche Bank are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other laws, whether Federal, state or local.  None of the premises or equipment of Teche Bancshares or Teche Bank is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 5.21                                Environmental Compliance.

A.                                   Teche Bancshares and Teche Bank and all of their respective properties and operations are in material compliance with all Environmental Laws. Neither Teche Bancshares nor Teche Bank is aware of, or received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Teche Bancshares or Teche Bank with all Environmental Laws.

B.                                     Teche Bancshares and Teche Bank have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

C.                                     No Hazardous Materials exist on, about or within any of the properties of Teche Bancshares or Teche Bank, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of such properties.  The use that Teche Bancshares and Teche Bank make and intend to make of their respective properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the properties.

D.                                    There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to the best knowledge of Teche Bancshares and Teche Bank, threatened, against Teche Bancshares or Teche Bank relating in any way to any Environmental Law.  To the best knowledge of Teche Bancshares and Teche Bank, neither Teche Bancshares nor Teche Bank has any liability for remedial action under any Environmental Law.  Neither Teche Bancshares nor Teche Bank has received any request for information by any governmental authority with respect to the condition, use or operation of any of its properties nor has Teche Bancshares nor Teche Bank received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing Teche Bancshares or Teche Bank that either is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

E.                                      As used in this Section 5.21, the term “property” or “properties” includes all immovable property currently owned or leased by Teche Bancshares or Teche Bank, including, but not limited to, properties that Teche Bancshares or Teche Bank have foreclosed upon as well as the banking premises and all improvements and fixtures thereon.

Section 5.22                                Regulatory Compliance.

A.                                   Neither Teche Bancshares nor Teche Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business.  Neither Teche Bancshares nor Teche Bank has knowledge of any pending or threatened investigation.

B.                                     All reports, records, registrations, statements, notices and other documents or information required to be filed by each of Teche Bancshares and Teche Bank with any Regulatory Agency or Governmental Authority have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete, in all material respects.

Section 5.23                                Absence of Certain Business Practices.  To the best knowledge of Teche Bancshares, neither Teche Bancshares nor Teche Bank nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift of a material nature or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Teche Bancshares or Teche Bank (or assist Teche Bancshares or Teche Bank in connection with any actual or proposed transaction) that (A) might subject Teche Bancshares or Teche Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have resulted in a Material Adverse Change or (C) if not continued in the future might result in a Material Adverse Change or might subject Teche Bancshares or Teche Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 5.24                                Books and Records.  The minute books, stock certificate books and stock transfer ledgers of each of Teche Bancshares and Teche Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of Teche Bancshares or Teche Bank that properly should have been set forth therein and that have not been accurately so set forth.

The minute books, stock certificate books and stock transfer ledgers of each of Teche Bancshares and Teche Bank have been made available for inspection by KSB Bancorp.

Section 5.25                                Fiduciary Responsibilities.  Each of Teche Bancshares and Teche Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and neither Teche Bancshares nor Teche Bank has reason to be aware of any basis for the same.

Section 5.26                                Guaranties.  Except for items in the process of collection in the ordinary course of Teche Bank’s business, none of the obligations or liabilities of Teche Bancshares or Teche Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has Teche Bancshares or Teche Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 5.27                                Employee Benefit Plans.

A.                                   Set forth on Confidential Schedule 5.27A is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement or policy, and any trust, escrow or other agreement related thereto, which (i) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by Teche Bancshares, Teche Bank or any trade or business with which Teche Bancshares or Teche Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Teche Bancshares Controlled Group”), or with respect to which Teche Bancshares, Teche Bank or Teche Bancshares Controlled Group has any liability, or (ii) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of Teche Bancshares, Teche Bank or Teche Bancshares Controlled Group, or the dependents of any thereof, regardless of whether funded or unfunded (“Teche Employee Plans”).

B.                                     There is no Teche Employee Plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA, a “multiple employer plan” or a “multiemployer plan”, nor has there within the last five (5) calendar years.  Teche Bancshares has delivered or made available to KSB Bancorp true, accurate and complete copies of the documents comprising each Teche Employee Plan and any related Funding Arrangements, any contracts with outside service providers (without limitation, actuaries investment managers, etc.) that relate to any Teche Employee Plan, the Form 5500 filed in each of the three (3) most recent plan years with respect to each Teche Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto reasonably requested by KSB Bancorp.  To the knowledge of Teche Bancshares, there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) breaches of fiduciary duty or any other breaches or violations of any law applicable to the Teche Employee Plans and related Funding Arrangements that would subject Teche Bancshares or Teche Bank to any material taxes, penalties or other liabilities.  Each Teche Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is within the remedial amendment period for obtaining a favorable determination letter as prescribed by Section 401(b) or other IRS guidance, does not have any amendments for which the remedial amendment period under Code Section 401(b) has expired, and has been operated in material compliance with applicable law, and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Teche Employee Plan have been timely and completely filed.  Each Teche Employee Plan has been operated in material compliance with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code.  There are no pending claims, lawsuits or actions relating to any Teche Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Teche Bancshares, none are threatened.  To the knowledge of Teche Bancshares, no written or oral representations have been made to any employee or former employee of Teche Bancshares or Teche Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, (except to the extent of coverage required under Section 4980B of the Code).  Compliance with FAS 106 will not create any material change to the Teche Bancshares Financial Statements.  The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Teche Bancshares or Teche Bank.  There are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will Teche Bancshares or Teche Bank be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Teche Bancshares, Teche Bank, a Teche Employee Plan, or any other person, including without limitation, a Teche Employee Plan, or any other person, including a Teche Employee Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Teche Employee Plan.

C.                                     All Teche Employee Plans which are “group health plans” (as defined in the Code and ERISA) have been operated to the Closing such that failures to operate such group health plans in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code would not subject Teche Bancshares or Teche Bank to liability.

D.                                    Each of Teche Bancshares and Teche Bank is completely insured for all health insurance claims under any Teche Employee Plan. No event has occurred or circumstances exist that could result in a material increase in premium costs of Teche Employee Plans that are insured or a material increase in self-insured costs.

E.                                      All Teche Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Teche Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

F.                                       All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each Teche Employee Plan and all contributions (other than claims) for any period ending on or before the Closing Date that are not yet due have been either paid to each such Teche Employee Plan or accrued on the regularly prepared financial statements of Teche Bancshares or Teche Bank.

Section 5.28                                Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Teche Bancshares.

Section 5.29                                Representations Not Misleading.  No representation or warranty by Teche Bancshares or Teche Bank contained in this Agreement, nor any statement, exhibit or schedule furnished to KSB Bancorp by Teche Bancshares or Teche Bank under and pursuant to, or in anticipation of this

Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect, and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Teche Bancshares or Teche Bank or its properties of the facts and circumstances upon which they were based.  No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by Teche Bancshares.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01                                Forbearances.  KSB Bancorp and Teche Bancshares each agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

A.                                   Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

B.                                     Banking Operations.  Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority;

C.                                     Capital Stock.  Except as disclosed on Confidential Schedule 4.11D, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants, except issuances of employee or director stock options or other stock-based employee rights, in either case, in the ordinary course of business consistent with past practice;

D.                                    Dividends, Distributions and Repurchases.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

E.                                      Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

F.                                       Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits properties of any other entity, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

G.                                       Constituent Documents.  Amend its articles of incorporation or bylaws (or similar governing documents) or those of its Subsidiaries;

H.                                    Accounting Methods.  Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP or applicable regulatory accounting requirements;

I.                                         Adverse Actions.  Notwithstanding anything to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely result in any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied, except as required by applicable law or regulation;

J.                                        Indebtedness.  Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

K.                                    Employee Arrangements.  Make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles; or

L.                                      Commitments.  Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02                                Affirmative Covenants.  KSB Bancorp and Teche Bancshares each agrees with the other that from the date hereof until the Effective Time, except with the prior written consent of the other (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use its reasonable best efforts to:

A.                                   Lending. Extend credit only in accordance with existing lending policies;

B.                                     Existing Agreements.  Use all reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, properties and business;

C.                                     Compliance with Laws.  Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to its properties and operations, the non-compliance with which could be expected to result in a Material Adverse Change on such party;

D.                                    Taxes.  Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

E.                                      Withholding.  Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers or agencies;

F.                                       Existing Obligations.  Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

G.                                       Insurance.  Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

H.                                    Regulatory Matters.  Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

ARTICLE VII
COVENANTS

Section 7.01                                Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party hereto will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and each party will cooperate fully with, and furnish information to, the other party to that end.

Section 7.02                                Litigation and Claims.  Each party agrees to promptly notify the other party in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of such party, threatened against any party hereto or any of its Subsidiaries that (i) questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 7.03                                Corporate Approvals.

A.                                   The KSB Bancorp Board has adopted resolutions approving this Agreement and recommending as of the date of this Agreement that the shareholders of KSB Bancorp approve and adopt this Agreement and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated by this Agreement.

B.                                     The Teche Bancshares Board has adopted resolutions approving this Agreement and recommending as of the date of this Agreement that the shareholders of Teche Bancshares approve and adopt this Agreement and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated by this Agreement.

C.                                     The KSB Bancorp Board and the Teche Bancshares Board will each submit to their respective shareholders for their approval this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, KSB Bancorp and Teche Bancshares each will take, in accordance with applicable law and its articles of incorporation and bylaws (or similar governing documents), all actions necessary to convene a meeting of its shareholders (including any adjournment or postponement, the

“KSB Bancorp Meeting” and the “Teche Bancshares Meeting,” respectively), as promptly as practicable, to consider and vote upon approval of this Agreement as well as any other appropriate matters.  Except to the extent this Agreement has been terminated, the KSB Bancorp Board and the Teche Bancshares Board each will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement.  However, if the KSB Bancorp Board or the Teche Bancshares Board, as applicable, after consultation with counsel, determines in good faith that, because of a conflict of interest or other special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by a party of an Acquisition Proposal that such party’s board of directors, after consultation with its financial advisors, concludes in good faith constitutes a Superior Proposal), it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the Merger, then in submitting this Agreement to the KSB Bancorp Meeting or the Teche Bancshares Meeting, as the case may be, the KSB Bancorp Board or the Teche Bancshares Board, as the case may be, may submit this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof, described in Section 7.03 and Section 7.03B, may not be rescinded or amended), in which event the KSB Bancorp Board or the Teche Bancshares Board, as the case may be, may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that they may not take any actions under this sentence until after giving the other party at least ten (10) Business Days to respond to such Acquisition Proposal (and after giving the other party notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment and modification to this Agreement proposed by the other party hereto.

D.                                    KSB Bancorp and Teche Bancshares will jointly prepare the joint proxy statement and offering circular and other proxy solicitation materials of KSB Bancorp and Teche Bancshares constituting a part thereof to be submitted to the shareholders of KSB Bancorp and the shareholders of Teche Bancshares in connection with the KSB Bancorp Meeting and the Teche Bancshares Meeting, respectively, (the “Joint Proxy Statement”) and all related documents.  The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Joint Proxy Statement.  Each of the parties will use its reasonable best efforts to cause the Joint Proxy Statement to comply with the applicable federal and state securities laws.  Each party agrees to furnish the other party all information concerning such party, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.  KSB Bancorp and Teche Bancshares each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion in the Joint Proxy Statement an any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the KSB Bancorp Meeting or the Teche Bancshares Meeting, as the case may be, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of KSB Bancorp and Teche Bancshares further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement.

Section 7.04                                Public Disclosure.  No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without first consulting with the other party hereto nor will any party issue any such communication or make such public statement without the prior written consent of the other party, which will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances) issue such communication or make such public statement as may be required by applicable law or regulation.  The parties will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

Section 7.05                                Access; Information.

A.                                   Each party agrees that, subject to the requirements and conditions set forth in the Confidentiality Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it will furnish promptly to the other party (i) a copy of each report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request.  Neither party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege or contravene any binding arrangement with any third party.  The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

B.                                     Each party agrees that it will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement dated September 12, 2003, by and between Teche Bancshares and Teche Bank, on the one hand, and KSB Bancorp and Kaplan State Bank, on the other hand (the “Confidentiality Agreement”).  The Confidentiality Agreement will survive the termination of this Agreement.

C.                                     No investigation by either party of the business and affairs of the other party, pursuant to this Section 7.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 7.06                                Acquisition Proposals.

A.                                   Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit, encourage, initiate, participate in or knowingly facilitate inquiries and proposals with respect to, or engage in negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided, however, in the event that either party receives an unsolicited bona fide Acquisition Proposal and such party’s board of directors concludes in good faith after consultation with such party’s financial advisor that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of such party concludes in good faith, after consultation with counsel, that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the previous clause, it will have entered into a confidentiality agreement with such third party on terms no more favorable to such person than the Confidentiality Agreement.  Each party will promptly (within one (1) Business Day) advise the other party following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

B.                                     If any party to this Agreement (i) enters into a letter of intent or definitive agreement regarding an Acquisition Proposal with any other person or entity (other than a party hereto) prior to the earlier of (a) the Effective Time or (b) the termination of this Agreement pursuant to ARTICLE IX hereof, or (ii) receives or is the subject of an Acquisition Proposal from such other person or entity prior to the termination of this Agreement pursuant to ARTICLE IX hereof, and within 24 months after termination of this Agreement pursuant to ARTICLE IX hereof (unless this Agreement is terminated pursuant to Section 9.01A) an Acquisition Proposal is consummated with such person or entity, the party hereto that is the subject of the Acquisition Proposal (the “Breaching Party”) covenants and agrees that it shall pay to the other party hereto (the “Injured Party”) upon demand at any time the principal sum of $200,000 (“Termination Fee”); provided, however, that the obligation to make the payment provided for herein shall not apply to a party who had the right to terminate the Agreement pursuant to ARTICLE IX and did, in fact, exercise its right to terminate the Agreement pursuant to ARTICLE IX.  Such payment shall compensate the Injured Party for its direct and indirect costs and expenses in connection with the transactions contemplated by this Agreement, including its management time devoted to negotiation and preparation for the Merger and its loss as a result of the Merger not being consummated.  The parties hereto acknowledge and agree that it would be impracticable or extremely difficult to fix the actual damages resulting from the foregoing events and, therefore, the parties have agreed upon the foregoing payment as liquidated damages which shall not be deemed to be in the nature of a penalty.  Other than the payment provided for in this Section 7.06 and any liability for expenses as set forth in Section 10.02 hereof, there shall be no other liability or obligation on the part of any Breaching Party or its respective directors or officers resulting from any of the events described in this Section 7.06.

C.                                     Any Termination Fee that becomes payable pursuant to Section 7.06B shall be paid immediately, via wire transfer to an account designated by the Injured Party; provided, however that, to the extent that the Breaching Party is prohibited by law or regulation from paying the Termination Fee in full, the Breaching Party shall immediately notify the Injured Party and thereafter promptly pay or cause to be paid, from time to time, to the Injured Party the portion of the Termination Fee that the Breaching Party is no longer prohibited from paying; and provided further, that the Breaching Party shall use its best efforts immediately to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable so that it is no longer prohibited from paying any outstanding portion of the Termination Fee.

D.                                    Notwithstanding any provision of Section 7.06C, any Termination Fee that becomes payable pursuant to Section 7.06B and is not paid immediately (i) shall be increased by any costs and expenses actually incurred in connection with the collection under and enforcement of this Section 7.06 and (ii) shall bear interest on such unpaid portion of the Termination Fee, commencing on the date that the Termination Fee became due, at a variable rate equal to the New York Prime Rate as quoted in the Money Rates section of The Wall Street Journal, as adjusted from time to time.

Section 7.07                                Additional Financial Information.  Each party will promptly furnish the other party with (A) each additional Report of Condition and Income filed by such party, as soon as such reports are available, (B) true and complete copies of each additional F.R. Y-9 filed by it, as soon as such reports are available.

Section 7.08                                Regulatory Applications.

A.                                   Each party will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable.  Each party will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to the completion of the transactions contemplated hereby.

B.                                     Each party will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.09                                Indemnification.

A.                                   Following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the directors, officers and employees of Teche Bancshares (each an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the articles of incorporation and bylaws of Teche Bancshares, as applicable with respect to such director, officer or employee, and applicable law.

B.                                     Any Indemnified Party wishing to claim indemnification under Section 7.09A, upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided that failure to so notify will not affect the obligations of the Surviving Corporation under Section 7.09A unless and to the extent that the Surviving Corporation is actually prejudiced as a consequence of such failure to so notify.

Section 7.10                                Certain Employee Benefits Matters.  From and after the Effective Time, Teche Bank shall be the sponsor of the Teche Employee Plans to the extent such plans can be continued on a controlled group basis and still satisfy all applicable testing requirements under the Code and ERISA.  In the event the Teche Employee Plans cannot be maintained together with the KSB Employee Plans on a controlled group basis and satisfy the testing requirements of the Code and ERISA, KSB Bancorp, as the Surviving Corporation, shall take such action as may be necessary to bring such plans into compliance with the Code and ERISA, including but not limited to merging such Teche Employee Plans into the KSB Employee Plans or terminating the Teche Employee Plans and allowing the participants in such plans to participate in the KSB Employee Plans.

Section 7.11                                Disclosure Schedules.  Each party agrees at or prior to the Closing to provide the other party with supplemental schedules pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 7.12                                Notification of Certain Matters.  Teche Bancshares and KSB Bancorp will give prompt notice in writing to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Change with respect to it, (ii) would make untrue, in any material respect, any representation or warranty made in, or information provided pursuant to, this Agreement or (iii) would cause or constitute a material breach of, or failure to comply with, any of its representations, warranties, covenants or agreements herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VIII.

Section 7.13                                Voting Agreement and Irrevocable Proxy.  Contemporaneously with the execution of this Agreement, Teche Bancshares and KSB Bancorp will execute and cause each of their directors and executive officers listed on Confidential Schedule 7.13 to execute the Voting Agreement and Irrevocable Proxy in the form attached hereto as Exhibit E.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01                                Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to consummate the Merger are subject to the fulfillment or, to the extent permissible under applicable law, the written waiver, which may be in whole or in part, of the other parties at or prior to the Closing of each of the following conditions:

A.                                   Shareholder Approvals.  This Agreement will have been duly approved by the requisite vote of the shareholders of each of KSB Bancorp and Teche Bancshares.

B.                                     Regulatory Approvals.  All Requisite Regulatory Approvals (i) will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired and (ii) will not have imposed a condition on such approval that would, after the Effective Time, result a Material Adverse Change on the Surviving Corporation and its Subsidiaries.

C.                                     Tax Treatment.  Teche Bancshares and KSB Bancorp will each have received an opinion of Jenkens & Gilchrist, a Professional Corporation, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) KSB Bancorp and Teche Bancshares will each be a party to that reorganization with the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by shareholders of Teche Bancshares with respect to any whole shares of KSB Bancorp Common Stock received in exchange for all of their shares of Teche Bancshares Common Stock.  In rendering such opinion, Jenkens & Gilchrist will be entitled to receive and rely upon customary certificates and representations of officers of Teche Bancshares and KSB Bancorp.

Section 8.02                                Conditions to Obligations of KSB Bancorp.  The obligations of KSB Bancorp to consummate the Merger are also subject to the fulfillment by Teche Bancshares or, to the extent permissible under applicable law, the written waiver, which may be in whole or in part, by KSB Bancorp at or prior to the Closing of each of the following conditions:

A.                                   Maximum Number of Shareholders.  The shares of Teche Bancshares Common Stock that are deemed to be Conversion Shares under this Agreement shall be held by not more than 35 shareholders as of the Closing.

B.                                     Representations and Warranties.  The representations and warranties made by Teche Bancshares in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties will be true as of such earlier date).

C.                                     Performance of Obligations.  Teche Bancshares will have, or will have caused to be, performed or observed in all material respects all obligations required by this Agreement to be performed or observed by Teche Bancshares at or prior to the Closing.

D.                                    No Legal Prohibition.  No action will have been taken, and no statute, rule, regulation or order will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (iii) require divestiture of a material portion of the assets of Teche Bancshares or Teche Bank, (iv) otherwise result in a Material Adverse Change with respect to any party, or (v) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are consummated, subject KSB Bancorp, Kaplan State Bank, or any of their respective officers, directors, shareholders or employees to criminal or civil liability.  No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

E.                                      Proceedings and Documents.  KSB Bancorp will have received counterpart originals or certified or other copies of all documents and instruments as are required to be delivered by Teche Bancshares at or prior to the Closing.

F.                                       Material Adverse Change.  There will have been no Material Adverse Change with respect to Teche Bancshares or Teche Bank.

G.                                       Fairness Opinion.  KSB Bancorp will have received from an independent third party financial advisor an unqualified written opinion to the effect that the Merger and the Merger Consideration to be paid to the KSB Bancorp shareholders under the terms of this Agreement is fair to the KSB Bancorp shareholders from a financial point of view.

H.                                    Legal Opinion.  KSB Bancorp will have received an opinion of counsel from Perrin, Landry, de Launay & Durand, addressing each of the matters identified in Exhibit G.

Section 8.03                                Conditions to Obligations of Teche Bancshares.  The obligations of Teche Bancshares to consummate the Merger are also subject to the fulfillment by KSB Bancorp or, to the extent permissible under applicable law, the written waiver, which may be in whole or in part, by Teche Bancshares at or prior to the Closing of each of the following conditions:

A.                                   Maximum Number of Shareholders.  The shares of KSB Bancorp Common Stock that are deemed to be KSB Bancorp Qualifying Shares under this Agreement shall be held by not more than 23 shareholders as of the Closing.

B.                                     Representations and Warranties.  The representations and warranties made by KSB Bancorp in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties will be true as of such earlier date).

C.                                     Performance of Obligations. KSB Bancorp will have, or will have caused to be, performed or observed in all material respects all obligations required by this Agreement to be performed or observed by KSB Bancorp at or prior to the Closing.

D.                                    No Legal Prohibition.  No action will have been taken, and no statute, rule, regulation or order will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (iii) require divestiture of a material portion of the assets of KSB Bancorp or Kaplan State Bank, (iv) otherwise result in a Material Adverse Change with respect to any party, or (v) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are consummated, subject Teche Bancshares, Teche Bank, or any of their respective officers, directors, shareholders or employees to criminal or civil liability.  No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

E.                                      Proceedings and Documents.  Teche Bancshares will have received counterpart originals or certified or other copies of all documents and instruments as are required to be delivered by KSB Bancorp at or prior to the Closing.

F.                                       Material Adverse Change.  There will have been no Material Adverse Change with respect to KSB Bancorp or Kaplan State Bank.

G.                                       Fairness Opinion.  Teche Bancshares will have received from an independent third party financial advisor an unqualified written opinion to the effect that the Merger and the Merger Consideration to be paid to the Teche Bancshares shareholders under the terms of this Agreement is fair to the Teche Bancshares shareholders from a financial point of view.

H.                                    Legal Opinion.  Teche Bancshares will have received an opinion of counsel from Jenkens & Gilchrist, a Professional Corporation, addressing each of the matters identified in Exhibit F.

ARTICLE IX
TERMINATION AND ABANDONMENT

Section 9.01                                Right of Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:

A.                                   By the mutual agreement of Teche Bancshares and KSB Bancorp.

B.                                     By either Teche Bancshares or KSB Bancorp, if the Effective Time has not occurred by the close of business on March 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01B will not be available to any party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before the Termination Date; provided further, however, that neither party may terminate this Agreement pursuant to this Section 9.01B unless it has provided the other party with at least thirty (30) Business Days’ written notice of, and opportunity to cure, any failure or breach of such other party as a result of which such transactions shall not have been consummated on or before the Termination Date.

C.                                     By either Teche Bancshares or KSB Bancorp, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by a final, nonappealable action of such Governmental Authority, or if a party reasonably determines in good faith after consultation with counsel that there is substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01C will not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

D.                                    By either Teche Bancshares or KSB Bancorp, upon thirty (30) days prior written notice of termination, if there has occurred and is continuing: (i) a breach by the other party or its Subsidiary of any representation or warranty contained herein, or (ii) a breach by the other party or its Subsidiary of any of the covenants and agreements in this Agreement, and such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under ARTICLE VIII.

E.                                      By either Teche Bancshares or KSB Bancorp, if there has been a Material Adverse Change with respect to the other party or its Subsidiary.

Section 9.02                                Notice of Termination.  The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06 of this Agreement.

Section 9.03                                Effect of Termination.  If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement; provided, however, that termination will not relieve a party from liability for any intentional or grossly negligent breach by it of this Agreement; and provided, further, that the provisions of Section 7.05B, Section 7.06B, this Section 9.03 and ARTICLE X (other than Section 10.09) will survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01                          Survival of Representations and Warranties.  The representations, warranties, covenants and agreements contained in this Agreement (other than ARTICLE II, Section 7.05B, Section 7.06B, Section 7.06C, Section 7.06D, Section 7.09, Section 7.10, and this ARTICLE X) will not survive the Effective Time.

Section 10.02                          Expenses.  Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be borne and paid by the party incurring such expense.

Section 10.03                          Entire Agreement.  This Agreement, the Confidentiality Agreement and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.04                          Further Cooperation.  The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.05                          Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06                          Notices.  All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party will be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by telex or facsimile transmission, to such party at the address or transmission numbers set forth below:

A.                                   If given to KSB Bancorp, at mailing address or transmission number set forth below (or such address or transmission number as KSB Bancorp may give notice to Teche Bancshares by like notice):

201 North Cushing Avenue

P.O. Box 309

Kaplan, Louisiana 70548

Attention:  J. Vernon Johnson

Facsimile:  (337) 643-7111

WITH A COPY TO:

Zonnie Breckinridge, Esq.

Jenkens & Gilchrist, a Professional Corporation

2200 One American Place

Austin, Texas  78701

Facsimile:  (512) 404-3520

B.                                     If given to Teche Bancshares, at the mailing address or transmission number set forth below (or such address or transmission number as Teche Bancshares may give notice to KSB Bancorp by like notice):

606 South Main Street

P.O. Box 78

St. Martinville, LA  70582

Attention:  Alcee J. Durand, Jr.

Facsimile: (337) 394-7353

WITH A COPY TO:

Allan L. Durand, Esq.

Perrin, Landry, de Launay & Durand

235 Rue La France

Lafayette, Louisiana 70508

Facsimile: (337) 232-9599

Any notice given pursuant to this Agreement will be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 10.07                          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 10.08                          Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.09                          Specific Performance.  Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.10                          Attorneys’ Fees and Costs.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 10.11                          Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or will be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except that, notwithstanding anything to the contrary set forth herein, the persons described in Section 7.09 are the stipulated beneficiaries of, and shall be entitled to enforce, the provisions thereof.  Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement.  No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party.  Any assignment made or attempted in violation of this Section 10.11 will be void and of no effect.

Section 10.12                          Extension; Waiver.  At any time prior to the Effective Time, a party may, to the extent permitted under applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions contained herein.  Such action will be valid only if set forth in a signed written notice given in the manner provided in Section 10.06 hereof.  No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.06 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 10.13                          Amendments.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

TECHE BANCSHARES, INC.,
a Louisiana corporation

By:	/s/ Alcee J. Durand, Jr.
Alcee J. Durand, Jr., President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

KSB BANCORP, INC.
a Louisiana corporation

By:	/s/ J. Vernon Johnson
J. Vernon Johnson, President

EXHIBIT A

BYLAWS OF SURVIVING CORPORATION

LOUISIANA COMMUNITY BANCSHARES, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I - OFFICES

Section 1.                                            Registered Office.  The registered office of the corporation shall be located at 201 North Cushing Avenue, City of Kaplan, Parish of Vermilion, State of Louisiana.

Section 2.                                            Other Offices.  The corporation may also have offices at such other places, both within or without the State of Louisiana, as the Board of Directors may from time to time determine or as the business of the corporation may require.

ARTICLE II - SHAREHOLDERS

Section 1.                                            Place of Meetings.  Meetings of the shareholders shall be held at the registered office of the corporation or at such other place as may be fixed from time to time by the Board of Directors, either within or without the State of Louisiana.

Section 2.                                            Annual Meeting.  An annual meeting of the shareholders shall be held on such date in each fiscal year, and at such time and place, as may be designated by the Board of Directors.  At the annual meeting, the shareholders shall elect a Board of Directors and transact such other business as may properly come before the meeting,

Section 3.                                            Special Meetings. Special meetings of the shareholders may be called by the Chairman, the Chief Executive Officer, a majority of the Board of Directors and shall be called by the Chief Executive Officer or the Secretary at the written request of the holders of not less than twenty-five  percent (25%) of all shares entitled to vote at the meeting.  Special meetings of shareholders may be held at such place, and at such time and place as shall be designated by the person or persons calling the special meeting. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

Section 4.                                            Shareholder Proposals.  All proposals of shareholders intended to be presented at the annual meeting of shareholders must be received by the corporation at its principal offices no later than seventy (70) days prior to the annual meeting in order to be considered for inclusion in the proxy statement and form of proxy for the next annual meeting.

Section 5.                                            Notice of Shareholders’ Meeting.  Written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the day of the meeting, by or at the direction of the Chief Executive Officer, the Secretary, or a designee of the Chief Executive Officer or Secretary, to each shareholder of record entitled to vote at such meeting.  See also ARTICLE VI.

Section 6.                                            Adjournments.  Any meeting of shareholders may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjournment meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken; provided that any meeting at which directors are to be elected shall be adjourned only from day to day until such directors shall have been elected.  At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is

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fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Section 7.                                            Nominations for Directors.  Subject to the rights granted to a particular class or series of stock, nominations for the election of directors may be made (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in this section.  All nominations by shareholders shall be made pursuant to timely notice in proper written form to the Secretary of the corporation.  To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made.  To be in proper written form, the shareholder’s notice to the Secretary shall set forth in writing (a) the name and address of the shareholder who intends to make the nomination and of the person or persons intended to be nominated; (b) the class and number of shares of stock of the corporation which are beneficially owned by such shareholder intending to make the nomination; (c) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors (applied as if the corporation were registered under Section 12(g) of the Securities Exchange Act of 1934); and (f) the consent of each nominee to serve as director of the corporation if so elected.  No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in these bylaws.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Section 8.                                            Shareholder Proposals.  At any annual meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote at the meeting who complies with the procedures set forth in this section.  For business properly to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.  To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made.  To be in proper written form, the shareholder’s notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) his or her name and address, as they appear on the corporation’s books, (c) the class and number of shares of stock of the corporation which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business.  Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this section. The chairman of the meeting shall refuse to acknowledge the consider any business that is not properly brought before the meeting in accordance with the provisions of this section.

Section 9.                                            Quorum.  The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders, except as otherwise provided by statute, the articles of incorporation or these bylaws.  If a quorum shall not be

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present or represented at any meeting of the shareholders, the chairman of the meeting or the holders of a majority of the shares entitled to vote who are present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. Once a quorum is attained, the shareholders present or represented at a duly organized meeting may continue to transact business notwithstanding the withdrawal of enough shareholders to leave less than a quorum.  A shareholder that is physically present at a meeting of shareholders shall be deemed to be present for purposes of determining whether a quorum exists, except where such person is physically present at the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 10.                                      Order of Business.  At each meeting of the shareholders and except as otherwise set forth by resolution of the Board of Directors, one of the following persons, in the order in which they are listed (and in the absence of the first, the next, and so on), shall serve as chairman of the meeting: the Chairman of the Board, the Chief Executive Officer, a Vice-President(s) (in the order determined by the Board if more than one) and Secretary.  The order of business at each such meeting shall be as determined by the chairman of the meeting, who shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls.

Section 11.                                      Proxies and Voting.  On each matter submitted to a vote of the shareholders, each shareholder shall have one vote for every share of stock entitled to vote and registered in his or her name on the record date for the meeting, except to the extent that the voting rights of the shares of any class are limited or denied by the articles of incorporation or the Louisiana Business Corporation Law (“LBCL”).

Except as otherwise required by law, all voting may be by a voice vote or by show of hands; provided, however, that upon demand in writing to the corporation at least five business days prior to a meeting of shareholders, any shareholder entitled to vote or his or her proxy may require that a vote by ballot be taken.  In such event, written ballots shall be used and shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

Except as otherwise required by the articles of incorporation or by law, a majority of votes actually cast shall decide any matter properly before the shareholders at a meeting at which a quorum is present, except that directors shall be elected by plurality of the votes actually cast.

At any meeting of the shareholders at which a quorum is present, every shareholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed with the Secretary of the corporation prior to or at the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.  Each proxy shall be revocable unless expressly provided therein to be irrevocable, and unless otherwise made irrevocable by law.

Section 12.                                      Voting List.  At any meeting of shareholders, a list of shareholders entitled to vote, arranged alphabetically and certified by the Secretary or by the agent of the corporation having charge of transfers of shares, showing the number and class of shares held by each shareholder on the record date for the meeting shall be produced on the request of any shareholder.  This list shall be prima facie evidence of the ownership of shares in the corporation and of the right of the shareholders listed therein to vote.

Section 13.                                      Consent of Shareholders in Lieu of Meeting.  Any action required by the LBCL to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or

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consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Section 14.                                      Inspectors.

(a)                                  The corporation may, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written certification thereof.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(b)                                 The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(c)                                  No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless a court of competent jurisdiction, upon application by a shareholder, shall determine otherwise.

(d)                                 In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons that represent more votes than the holder of a proxy is authorized by the record owner to cast, or more votes than the shareholder holds of record.

ARTICLE III - DIRECTORS

Section 1.                                            General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or the articles of incorporation or these bylaws directed or required to be exercised and done by the shareholders.

Section 2.                                            Number of Directors.  The number of directors of the corporation shall be such number not be less than three (3) as the Board of Directors shall designate from time to time.  Whenever the authorized number of directors is increased between annual meetings of the shareholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are chosen and qualified.  Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the Board which are being eliminated by the decrease.

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Section 3.                                            Term of Office of Directors.  Except with respect to a vacancy on the Board of Directors, directors shall be elected at the annual meeting of shareholders and each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.  Directors need not be a shareholder of the corporation.

Section 4.                                            First Meetings.  The first meeting of each newly elected Board of Directors shall be held at the location of and immediately following the annual meeting of shareholders, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present; or the Board may meet at such place and time as shall be fixed by the consent in writing of all of the directors.  All meetings of the Board of Directors may be held at such place, either within or without the State of Louisiana, as from time to time shall be determined by the Board of Directors.

Section 5.                                            Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such place, within or without the State of Louisiana, on such date and at such time as shall from time to time be determined by the Board of Directors.

Section 6.                                            Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer or a majority of directors then in office.  Notice of a special meeting shall be given in accordance with these bylaws by the person or persons calling the special meeting.

Section 7.                                            Quorum.  At all meetings of the Board of Directors, a majority of the directors at the time in office shall be necessary and sufficient to constitute a quorum for the transaction of business; and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the articles of incorporation or these bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If a quorum is present when the meeting is convened, the directors present may continue to conduct business, taking action by vote of a majority of a quorum as fixed above, until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum as fixed above.

Section 8.                                            Participation in Meetings by Conference Telephone.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting, except where a director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.                                            Notice of Meetings.  Notice of regular meetings of the Board of Directors or of any adjourned meeting thereof need not be given.  Notice of the place, date and time of each special meeting of the Board shall be given to each director by telephone, hand delivery, facsimile, U.S. mail or nationally recognized overnight courier service, not less than two days before the meeting.  The notice of a special meeting of the Board shall describe the purpose of the special meeting.

Section 10.                                      Rules and Regulations. The Board of Directors may adopt such rules and regulations not inconsistent with the articles of incorporation or bylaws of the corporation or any other provision of law for the conduct of its meetings and management of the affairs of the corporation as the Board may deem proper.

Section 11.                                      Consent of Directors in Lieu of Meeting.  Any action which may be taken at a meeting of the Board of Directors or any committee thereof, may be taken by a consent in writing signed by all of the directors or by all members of the committee, as the case may be, and filed with the records of proceedings of the Board or committee.

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Section 12.                                      Compensation of Directors.  The Board of Directors shall have authority to determine, from time to time, the amount of compensation, if any, which shall be paid to its members for their services as directors and as members of committees. The Board shall also have power in its discretion to provide for and to pay to directors rendering services to the corporation not ordinarily rendered by directors as such, special compensation appropriate to the value of such services as determined by the Board from time to time. In addition, the directors may be paid their expenses.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 13.                                      Committees of the Board of Directors.  The Board of Directors may from time to time designate one or more committees of the Board, each committee to consist of two or more directors of the corporation.  One or more directors may be named as an alternate member to replace any absent or disqualified members.  To the extent provided by resolution of the Board, each committee shall have and may exercise the lawfully delegable powers of the Board of Directors in the management of the business and affairs of the corporation, and may have the power to authorize the seal of the corporation to be affixed to documents.

The number of members on each committee may be increased or decreased from time to time by resolution of the Board of Directors.  Any member of any committee may be removed from such committee at any time by resolution of the Board of Directors.  Any vacancy occurring on a committee shall be filled by the Board of Directors, but the Chief Executive Officer may designate another director to serve on the committee pending action of the Board. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or such directors by law.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum; and, at any committee meeting at which a quorum is present, all matters shall be determined by a majority vote of the members present.  Committees of the Board of Directors shall keep written minutes of its proceedings, a copy of which is to be filed with the Secretary of the corporation, and shall report on such proceedings to the Board.

Section 13.                                      Executive Committee.  The Board of Directors shall establish an Executive Committee, which shall have and may exercise the powers of the Board in the management of the business and affairs of the corporation.

Section 14.                                      Removal of Directors.  Any director or the entire Board of Directors may be removed at any time, with or without cause, at any special or annual meeting of the shareholders, by the affirmative vote of a majority of the total voting power of the corporation.

Section 15.                                      Resignations.  A director of the corporation may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary of the corporation.  Such resignation shall take effect on the date of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 16.                                      Vacancies.  Any vacancy occurring on the Board of Directors by reason of death, resignation, removal or otherwise, or newly created directorships resulting from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors; provided however that the shareholders shall have the right, at any special meeting called from the purpose prior to such action by the Board, to fill the vacancy.

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ARTICLE IV - OFFICERS

Section 1.                                            Generally.  The officers of the corporation shall consist of a Chief Executive Officer, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, and each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal.  Any number of offices may be held by the same person.  The Board of Directors may also choose a Chairman of the Board and one or more Vice Chairmen of the Board.  Any vacancy occurring in any office may be filled by the Board of Directors or otherwise as provided by the Board of Directors.

Section 2.                                            Execution of Instruments.  The Chairman of the Board and the Chief Executive Officer (and such other officers as are authorized thereunto by resolution of the Board of Directors) may execute, in the name of the corporation, bonds, notes, debentures and other evidences of indebtedness, stock certificates, deeds, mortgages, deeds of trust, indentures, contracts, leases, agreements and other instruments, requiring a seal under the seal of the corporation, and may execute such documents where not requiring a seal, except where such documents are required by law to be otherwise signed and executed, and except where the signing and execution thereof shall be exclusively delegated to some other officer or agent of the corporation.

Section 3.                                            Duties of Officers.  The duties and powers of the officers of the corporation shall be as provided in these bylaws, or as provided for pursuant to these bylaws, or (except to the extent inconsistent with these bylaws or with any provision made pursuant hereto) shall be those customarily exercised by corporate officers holding such offices.

Section 4.                                            Chairman of the Board.  The Chairman of the Board shall, if there be such an officer, preside at meetings of the Board of Directors.  The Chairman of the Board shall counsel with and advise the other officers of the corporation and shall exercise such powers and perform such other duties as the Board may from time to time determine.  Except as otherwise provided by resolution of the Board, the Chairman of the Board shall be ex-officio a member of all committees of the Board. The Vice Chairman or Vice Chairmen, if any, in the order determined by the Board of Directors, shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties and have such other powers as the Board of Directors shall prescribe.

Section 5.                                            Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation.  Subject to the provisions of these bylaws and the direction of the Board of Directors, the Chief Executive Officer shall be ex-officio a member of all standing committees, have general powers of oversight, supervision and management of the business and affairs of the corporation, and see that all orders and resolutions of the Board of Directors are carried into effect.  In the absence of the Chairman of the Board or in the event the Board of Directors shall not have designated a Chairman of the Board, the Chief Executive Officer shall preside at meetings of the Board of Directors.

Section 6.                                            Vice President. The Vice President(s), if any, in the order determined by the Board of Directors, shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board of Directors, the Chairman or the Chief Executive Officer shall prescribe.

Section 7.                                            Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the shareholders and the Board of Directors and committees thereof.  The Secretary shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe. The Secretary shall keep in safe custody the seal of the corporation and, when authorized by the Board of Directors or the Chief Executive Officer, affix the same to any instrument requiring it and, when so affixed, it shall be attested by signature of the Secretary, an Assistant Secretary or the Treasurer. The Assistant

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Secretary(ies), if any, in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, Chairman of the Board or Chief Executive Officer may from time to time prescribe.

Section 8.                                            Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the corporation and shall have custody of all monies and securities of the corporation.  He shall make such disbursements of the funds of the corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the corporation.  The Treasurer shall also perform such other duties as the Board of Directors, the Chairman or the Chief Executive Officer may from time to time prescribe.  If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation. The Assistant Treasurer(s), if any, in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9.                                            Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers and agents, notwithstanding any provision hereof.

Section 10.                                      Compensation of Officers and Agents.  The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors, except as otherwise directed by the Board of Directors.

Section 11.                                      Resignation.  Subject at all times to the right of removal as provided in Section 10, any officer may resign at any time by giving notice to the Board of Directors, the Chief Executive Officer or the Secretary of the corporation.  Any such resignation shall take effect at the date of such notice or at any later date specified therein.  The acceptance of such resignation shall not be necessary to make it effective.

Section 12.                                      Removal.  Any officer or agent of the corporation may be removed at any time, with or without cause, by the Board of Directors or the Chief Executive Officer.

Section 13.                                      Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the corporation authorized by the Chief Executive Officer shall have the power to vote and otherwise act of behalf of the corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of the shareholders of any other corporation in which this corporation may hold securities and otherwise to exercise any and all rights and powers which this corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V – CERTIFICATES OF STOCK

Section 1.                                            Certificates of Stock.  Every holder of stock in the corporation shall be entitled to a certificate or certificates representing such shares, which certificates shall be in such form as shall be determined by the Board of Directors.  Such certificates shall be executed on behalf of the corporation by the Chief Executive Officer or a Vice President, and the Secretary or an Assistant Secretary, of the corporation and, if the corporation has a seal, shall be sealed with the seal of the corporation or a facsimile thereof.  The signature of any officer may be facsimile.  Certificates bearing the signatures of individuals who were, at the time when such signature shall have been affixed, authorized to sign on behalf of the corporation, shall be validly executed notwithstanding that

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such individuals or any of them shall have ceased to be so authorized prior to the delivery of such certificates or did not hold such offices at the date of delivery of such certificates.

No certificate shall be issued until the consideration therefor has been fully paid.  Each certificate representing shares of the corporation shall state upon the face thereof the name of the corporation, that the corporation is organized under the laws of the State of Louisiana, the name of the registered holder of the shares represented thereby, the number and class and the designation of the series, if any, which such certificate represents, and the par value of each share represented by such certificate or a statement that the shares are without par value.

Section 2.                                            Designation of Classes of Stock.  If the corporation is authorized to issue shares of more than one class, each certificate representing shares issued by the corporation shall conspicuously set forth on the certificate, or shall state that the corporation will furnish to any shareholder upon request and without charge, a summary of the designations, preferences, limitations, and relative rights of the shares of each class and of each series of each preferred or special class, so far as the same have been fixed, and the authority of the Board to establish other series and to fix the relative rights, preferences and limitations of the shares of any class or series by amendment of the articles.

Section 3.                                            Lost, Stolen or Destroyed Certificates.  The Board of Directors or Chief Executive Officer may direct that a new certificate for shares shall be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to have been lost, stolen or destroyed.  When authorizing such issuance of a new certificate, the Board of Directors or Chief Executive Officer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.                                            Registrar and Transfer Agent. The corporation shall keep, or cause to be kept, at its registered office or at such other location designated by the Board of Directors, a register or registers in which, subject to such reasonable regulations as the Board of Directors may prescribe, the registrar and transfer agent shall register the stock of the corporation and the transfers thereof.  Except as otherwise provided by resolution of the Board of Directors, the registrar and transfer agent shall be the Secretary.

Section 5.                                            Registration of Transfer and Exchange. Upon surrender for registration of transfer of any stock certificate with the registrar and transfer agent, the corporation shall execute, in the manner set forth in Section 1 of this Article, one or more new certificates of the same class and of a like aggregate monetary amount, and the registrar and transfer agent shall deliver the same in the name of and to the designated transferee or transferees.

At the option of the shareholder, certificates may be exchanged for other certificates of the same class and of a like aggregate monetary amount in any authorized denominations upon surrender of the certificates to be exchanged with the registrar and transfer agent.  Upon such surrender, the corporation shall execute, in the manner set forth in Section 1 of this Article, and the registrar and transfer agent shall deliver the new certificate or certificates to the holder thereof.

Every certificate presented or surrendered for registration of transfer or exchange shall be accompanied (if so required by the Board of Directors or the registrar and transfer agent) by a written instrument or instruments of transfer, in form satisfactory to the Board of Directors or the registrar and transfer agent, duly executed by the registered shareholder or by such shareholder’s duly authorized attorney in writing.

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No service charge shall be made for any exchange or registration of transfer of certificates, but the corporation may, with respect to transactions not involving a transfer, require payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

Upon the order of the Board of Directors, certificates presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of in accordance with standard procedures.

Section 6.                                            Restriction on Transfer of Securities.  During any time which the corporation issues any securities that are not registered under the Securities Act of 1933, as amended, the transfer of any such unregistered securities shall be restricted such that they may not be reoffered, sold, pledged, assigned, encumbered, transferred or otherwise disposed of, and the registrar and transfer agent shall not register any such sale or transfer thereof unless the corporation has received an opinion of counsel or other evidence satisfactory to the Board of Directors to the effect that the securities have been validly registered with all appropriate authorities or that the securities are or the transaction is exempt from registration thereunder.  To the fullest extent permitted by law, any transfer or purported transfer of any unregistered security not made in accordance with these bylaws shall be null and void.  The certificates shall bear appropriate legends evidencing the restrictions on transfer.

Section 7.                                            Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or to receive payment of any dividend or other distribution, or to receive of exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purposes, the Board of Directors may fix in advance a record date for determination of shareholders for such purpose, which record date shall be not more than sixty days and, if fixed for the purpose of determining shareholders entitled to notice and to vote at a meeting, not less than ten days, prior to the date on which the action requiring the determination of shareholders is to be taken.

Except as the Board of Directors may otherwise provide, if no record date is fixed for the purpose of determining shareholders (i) entitled to notice of and to vote at a meeting, the close of business on the day before the notice of the meeting is mailed, or if notice is waived, the close of business on the day before the meeting, shall be the record date for such purpose, or (ii) for any other purpose, the close of business on the day which the Board of Directors adopts the resolution relating thereto shall be the record date for such purposes.

Section 8.                                            Stock Transfer Books.  The Board of Directors may, from time to time and in its discretion, order that the stock transfer books shall be closed.

Section 9.                                            Registered Shareholders.  The corporation shall be entitled to recognize and treat a person registered on its records as the owner of shares, as the exclusive owner in fact thereof for all purposes, and as the person entitled to have and to exercise all rights and privileges incident to the ownership of such shares, including the right to vote and to receive dividends or payments of interest and principal thereon.  The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Louisiana; and the rights under this section shall not be affected by any actual or constructive notice which the corporation, or any or its directors, officers or agents, may have to the contrary.

ARTICLE VI - NOTICES

Section 1.                                            Notices.  Except as otherwise specifically provided herein or required by law, whenever any notice is required to be given to any shareholder, director or committee member under the provisions of any statute, the certificate of incorporation or these bylaws, such notice shall be delivered personally or shall be given in writing by mail addressed to such stockholder, director or committee member at such address as it appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be

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deposited in the United States mail with postage thereon prepaid.  Notice to directors and committee members may also be given by telegram, which notice shall be deemed to be given at the time it is delivered to the telegraph office, or by telecopy, which notice shall be deemed to be given at the time it is transmitted or in person, which notice shall be deemed to be given when received.

Section 2.                                            Waivers.  Whenever notice is required to be given pursuant to statute or the articles of incorporation or bylaws of this corporation, a written waiver of such notice, signed by the shareholder, director, officer, employee or agent entitled to receive such notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such shareholder, director, officer, employee or agent.  Neither the business nor the purpose of the meeting need be specified in such a waiver.

ARTICLE VII - MISCELLANEOUS

Section 1.                                            Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.                                            Dividends.  The Board of Directors may declare and the corporation may make distributions on its outstanding shares in cash, property or shares of the corporation in accordance with law and subject to the articles of incorporation.

Section 3.                                            Corporate Seal.  The Board of Directors may provide a suitable seal, containing the name of the corporation, which seal shall be in the charge of the Secretary.  If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer, an Assistant Secretary or an Assistant Treasurer.

Section 4.                                            Reliance Upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, be fully protected in relying in good faith upon the books of account or other records of the corporation, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

Section 5.                                            Checks.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 6.                                            Time Periods.  In computing any period of time under these bylaws, calendar days shall be used, the day that marks the commencement of the period shall not be counted, and the period shall end upon the expiration of the last day of the period; provided, however, that if the day on which the period is to expire is a legal holiday under the laws of the State of Louisiana, then the period shall end upon the expiration of the next day that is not a legal holiday.

Section 7.                                            Fiscal Year.  The fiscal year of the corporation shall be, in the absence of a contrary resolution of the Board of Directors, the calendar year.

ARTICLE VIII – SPECIAL VOTING PROVISIONS

Section 1.                                            Election of Bank Directors.  The Board of Directors shall cause the corporation, as sole shareholder of Kaplan State Bank and Teche Bank & Trust Co., to vote for the election as directors in the case of each subsidiary, the persons nominated by the board of directors of such subsidiary.  Except with the prior

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approval of at least 80% of the members of the Board of Directors of the corporation, the Board of Directors of the corporation shall not authorize or permit the corporation to (i) nominate, or approve and vote in favor of, the election of any director of Kaplan State Bank or Teche Bank & Trust Co., unless such director has been nominated for election by the board of directors of such bank, or (ii) cause the removal of any director of Kaplan State Bank or Teche Bank & Trust Co.

Section 2.                                            Name of Subsidiary Banks.  The Board of Directors shall not authorize or permit the corporation to propose, or approve and vote in favor of, any change to the name of either Kaplan State Bank or Teche Bank & Trust Co., unless such name change is previously authorized by a majority of the board of directors of such bank.

ARTICLE IX - AMENDMENT OF BYLAWS

These bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors at any meeting of the Board or by the shareholders at any meeting of the shareholders; provided, however, that the affirmative vote of at least 80% of the members of the Board of Directors shall be required to alter, amend or repeal ARTICLE VIII of these bylaws.

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EXHIBIT B

LIST OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

J. Vernon Johnson

Alcee J. Durand, Jr.

O.H. Deshotels, III

James B. Bulliard, Sr.

James D. Girouard

Executive Officers

J. Vernon Johnson, President and CEO

Alcee J. Durand, Jr., Secretary and Treasurer

EXHIBIT C

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (“Agreement”) by and between KSB Bancorp, Inc., a corporation organized under the laws of the State of Louisiana (“Company”), and each of its shareholders (each, a “Shareholder” and collectively, the “Shareholders”) is dated as of the 11th day of September, 2003.

RECITALS

WHEREAS, the Shareholders and Kaplan State Bank, a state banking corporation organized under the laws of the State of Louisiana (“Bank”), in connection with the Bank’s election to be taxed as a Subchapter S corporation for federal income tax purposes, entered into a Shareholders’ Agreement, dated July 8, 1997, as amended by that certain Amended and Restated Shareholders’ Agreement, dated March 27, 2002 (together, the “Original Agreement”)’ and

WHEREAS, the Bank and the Company participated in a statutory share exchange (“Share Exchange”) pursuant to the provisions of that certain Agreement and Plan of Share Exchange between the Bank and the Company dated August 12, 2003, as filed with the Louisiana Secretary of State on September 11, 2003 (“Effective Time”), whereby the Shareholders received 1,000 shares of Company Stock in exchange for each share of Bank Stock owned of record by them at the Effective Time; and

WHEREAS, pursuant to the provisions of Section 13 of the Original Agreement, the Original Agreement was automatically amended as a result of the Share Exchange to substitute the Company for the Bank in each and every provision of the Original Agreement; and

WHEREAS, in connection with the Company’s election to be taxed as a Subchapter S corporation for federal income tax purposes, and to protect and preserve the Company’s ability to maintain its qualification to be taxed as an S Corporation for federal income tax purposes, upon approval by the Shareholders, the Board of Directors has determined that it is the best interests of the Company and the Shareholders to restate the Original Agreement in light of the automatic amendments.

WHEREAS, the Shareholders and the directors of the Company, having considered the provisions of this Agreement, believe that it is in each of their respective best interests to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Definitions.

(a)                                  “Acquiring Company” has the meaning ascribed to it in Section 13(a).

(b)                                 “Agreed Price” means the agreed-upon price for the Offered Shares of a Transferring Shareholder that is the result of arm’s-length negotiations between the Transferring Shareholder and the Company or the Exercising Shareholders, as the case may be, pursuant to Section 5.

(c)                                  “Assignee” means an Eligible Shareholder to whom the Company has assigned its Purchase Right pursuant to Section 6.

(d)                                 “Board” means the Board of Directors of the Company.

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(e)                                  “Business Day” means any day other than a Saturday, a Sunday or a day on which the Company is substantially closed for business.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Common Stock” means the common stock, $1.00 par value per share, of the Company or any interest therein and any shares of common stock of an Acquiring Company exchanged for the shares of common stock of the Company as set forth in Section 13, unless such provisions are waived pursuant to Section 13(c).

(h)                                 “Company Reply” has the meaning ascribed to it in Section 3(b).

(i)                                     “Eligible Shareholder” means a person, trust or other entity, that is eligible to be a shareholder of an S Company pursuant to the Code and the regulations promulgated thereunder; provided, however, that notwithstanding the foregoing, (A) a trust created primarily to exercise the voting powers of stock transferred to it as described under section 1361(c)(2)(A)(iv) of the Code (a “Voting Trust”) shall not be an Eligible Shareholder; (B) a usufructuary of a usufruct shall not be an Eligible Shareholder unless all naked owners are Eligible Shareholders and the usufructuary and all naked owners and their spouses have executed a counterpart of this Agreement; and (C) a minor shall not be an Eligible Shareholder.

(j)                                     “Exercise Notice” has the meaning ascribed to it in Section 6(c).

(k)                                  “Exercising Shareholder” has the meaning ascribed to it in Section 6(d).

(l)                                     “Fair Value” of a share of Common Stock means the appraised value of the Common Stock as determined by the most recent (not older than 12 months) appraisal by an independent, qualified investment banking firm or financial consultant satisfactory to the Board in its sole discretion, using such valuation methodologies as the appraiser deems reasonable.

(m)                               “Number of Shareholders” means the number of shareholders of the Company at any time, calculated for an S Company as provided in section 1361 of the Code and regulations promulgated thereunder.

(n)                                 “Offered Shares” has the meaning ascribed to it in Section 3(a).

(o)                                 “Permitted Transfer” means any Transfer that is made in accordance with the terms of this Agreement and is not a Prohibited Transfer, as determined by the Board in its sole discretion.

(p)                                 “Prohibited Transfer” means any Transfer that (i) would not comply with the provisions of this Agreement, (ii) would be to a party that is not an Eligible Shareholder, (iii) would be to one or more parties who would not own a Shareholder slot as described in Section 7 hereof following the Transfer or (iv)  would cause, or would create a material risk of causing, the Company to be ineligible to be an S Company.  The determination of what constitutes a Prohibited Transfer shall be made in the sole discretion of the Board and shall be conclusive for all purposes.  In making such determination, the Board may require representations, documentation, legal opinions and other information and assurances with respect to any Proposed Transfer and the Proposed Transferee(s) and may consult with counsel.  For purposes of this definition and without limiting its discretion hereunder, the Board may determine that a proposed Transfer that would increase the Number of Shareholders to more than the number that is equal to approximately 80% of the maximum number of shareholders permissible for an S Company (after

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rounding down to the nearest whole number) would, for that reason alone, create a material risk of causing the Company to be ineligible to be an S Company and is, therefore, a Prohibited Transfer.

(q)                                 “Proposed Transfer” has the meaning ascribed to it in Section 3(a).

(r)                                    “Proposed Transferee” means, with respect to any proposed Transfer, the party to whom the Transferring Shareholder’s shares of Common Stock are proposed to be transferred.

(s)                                  “Pro Rata Basis” means according to a calculation whereby the number of shares of Common Stock owned by the affected Shareholder is divided by the number of shares of Common Stock owned by all Exercising Shareholders times the Offered Shares subject to the Purchase Right.

(t)                                    “Purchase Price” has the meaning ascribed to it in Section 6(a).

(u)                                 “Purchase Right” has the meaning ascribed to it in Section 6.

(v)                                 “Purchase Right Notice” has the meaning ascribed to it in Section 6(d).

(w)                               “S Company” means an “S Company” within the meaning of section 1361 of the Code.

(x)                                   “Shareholder Reply” has the meaning ascribed to it in Section 5.

(y)                                 “Transfer” means any disposition of Common Stock or any interest in Common Stock including, without limitation, by sale, gift, bequest or devise or pursuant to agreement or settlement, or by operation of law or as a result of a court order or proceeding (including, by way of example and not limitation, bankruptcy and divorce), and shall specifically include a Transfer to a Voting Trust, a Transfer from a trust to a beneficiary of such trust, or a pledge of or grant of a security interest in Common Stock. In addition, the term “Transfer” specifically includes the transfer of an interest in shares of Common Stock as a result of the termination of a usufruct and (i) the related transfer to a successive usufructuary or (ii) the restoration of full ownership in the naked owner(s).  A Transfer shall be deemed to have occurred upon the entry of a decree of divorce of a Shareholder.  For purposes of this definition, upon the death of a Shareholder, a Transfer shall not be deemed to have occurred with respect to Common Stock solely by reason of the appointment of an executor, administrator or personal representative to administer the estate of the deceased Shareholder, provided that the shares of Common Stock continue to be held by the estate of the deceased Shareholder.  Notwithstanding the foregoing, any disposition of such Common Stock from the estate of a deceased Shareholder or from a trust, whether by operation of law or court order, shall be deemed to be a Transfer.

(z)                                   “Transfer Date” has the meaning ascribed to it in Section 6(g).

(aa)                            “Transfer Notice” has the meaning ascribed to it in Section 3(a).

(bb)                          “Transferring Shareholder” means a Shareholder proposing to effect a Transfer.

(cc)                            “Valuation Date” has the meaning ascribed to it in Section 5(b).

2.                                       Restriction on Transfers.

(a)                                  No Shareholder shall make or effect a Prohibited Transfer of all or any part of such Shareholder’s shares of Common Stock, whether now owned or hereafter acquired; and no Shareholder shall make or effect any Transfer (including a Permitted Transfer) of all or any part of such Shareholder’s

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shares of Common Stock, whether now owned or hereafter acquired, except in accordance with the provisions of this Agreement.  Any purported or attempted Transfer not made in compliance with this Agreement shall be void as against the Company, and the Company will not recognize the purported transferee as a Shareholder of the Company for any purpose, including, without limitation, the accrual or payment of dividends or other distributions and the exercise of voting rights.

(b)                                 Any attempted or purported Transfer of shares of Common Stock by operation of law, by court order or otherwise not in compliance with the provisions of this Agreement shall be deemed to be a Prohibited Transfer, and except as otherwise agreed upon in writing by the Company, the shares subject to such attempted or purported Transfer shall immediately become subject to the Purchase Right procedures set forth in Section 6(a) through 6(g).  For purposes of such provisions, the shares subject to such Transfer shall be deemed to be Offered Shares and the Purchase Price shall be the Fair Value of the Offered Shares.

(c)                                  Notwithstanding anything in this Agreement to the contrary, if any Shareholder for any reason ceases to be an Eligible Shareholder, then immediately and without any action by the Shareholder or any other person, the Shareholder shall be deemed to have sold all of his shares of Common Stock to the Company and such shares shall be immediately transferred to the Company.  This sale shall be deemed to have occurred regardless of whether the Shareholder or the Company has any actual knowledge as of the date of transfer that the Shareholder is no longer an Eligible Shareholder.  For purposes of this Section 2(c), the purchase price shall be equal to the Fair Value of the shares of Common Stock as of the date the transfer was executed, and the Company shall not be required to pay any interest on the purchase price between the date the transfer was executed and the date the purchase price is paid.

(d)                                 In the case of a trust created to hold shares of Common Stock for the benefit of a minor, the transfer from the trust to the beneficiary shall be deemed a Prohibited Transfer unless the beneficiary is an Eligible Shareholder and has executed a counterpart of this Agreement.  For purposes of such provisions, the trust shall be deemed a Transferring Shareholder, the shares subject to such Transfer shall be deemed to be Offered Shares and the Purchase Price shall be the Fair Value of the Offered Shares.

3.                                       Notice of Proposed Transfer and Action by the Board.

(a)                                  Prior to making or effecting any Transfer (whether to another Shareholder or otherwise), the Transferring Shareholder shall inform the Company by notice in writing, substantially in the form of Exhibit A attached hereto (“Transfer Notice”), of such Transferring Shareholder’s intent to Transfer (“Proposed Transfer”) all or any portion of his shares (“Offered Shares”) of Common Stock.  Such Transfer Notice, which shall be dated and signed by the Transferring Shareholder, shall contain all relevant information regarding the Proposed Transfer including, but not limited to, the following: (i) the name and address of the Proposed Transferee; (ii) the number of shares of Common Stock and slots proposed or intended to be transferred; (iii) all other terms and conditions of the Proposed Transfer; and (iv) reasonable detail as to why the Proposed Transfer qualifies as a Permitted Transfer, including evidence sufficient to document that such Proposed Transferee is an Eligible Shareholder and evidence that the Proposed Transfer complies with Section 7 hereof.

(b)                                 Within thirty-five (35) calendar days following receipt of the Transfer Notice, the Company shall advise the Transferring Shareholder in writing substantially in the form of Exhibit B attached hereto (“Company Reply”) whether such Proposed Transfer is a Permitted Transfer or a Prohibited Transfer.  If the Company Reply is not sent to the Transferring Shareholder within thirty-five (35) calendar days following the Company’s receipt of the Transfer Notice, the Transferring Shareholder may deem the Proposed Transfer to be a Permitted Transfer, provided all remaining provisions of this Agreement are met, including, by way of example and not limitation, the prohibition

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against making Transfers which would cause, or would create a material risk of causing, the Company to become ineligible to be taxed as an S Company.

4.                                       Consummation of Permitted Transfers.  If a Proposed Transfer would be a Permitted Transfer, the Company shall deliver a copy of this Agreement to the Proposed Transferee along with a request that the Proposed Transferee execute such Agreement.  It shall be a condition precedent to the consummation of a Permitted Transfer that, and no Permitted Transfer shall be effective unless and until the Company shall have received a counterpart of this Agreement executed by the Proposed Transferee and his spouse, if any (unless the Proposed Transferee is already a Shareholder and the Proposed Transferee and his or her spouse, if any, have previously executed this Agreement).  If the Proposed Transferee is a trust, no Permitted Transfer shall be effective unless and until the Company shall have received a counterpart of this Agreement executed by the trust and each beneficial owner of the trust and such beneficial owner’s spouse, if any.  If the Proposed Transfer will result in the Offered Shares being held in usufruct, no Permitted Transfer shall be effective unless and until the Company shall have received a counterpart of this Agreement executed by each usufructuary and each naked owner and each person’s spouse, if any.  Notwithstanding the foregoing, no counterpart of this Agreement shall be required of any party who has previously executed a counterpart of this Agreement.  After execution of a counterpart of this Agreement, the Proposed Transferee will thereafter be considered a “Shareholder” for all purposes of this Agreement and, as a result, be bound by the terms and subject to the conditions contained herein.  If the counterpart(s) to this Agreement have not been executed and delivered by all required parties to the Company, the Transfer to the Proposed Transferee shall be void, ab initio, and the Company will not recognize the Proposed Transferee as a Shareholder of the Company for any purpose including, but not limited to, the accrual or payment of dividends or other distributions and the exercise of voting rights. In addition, no Permitted Transfer shall be effective if consummated in a manner materially different, as determined by the Board in its sole discretion, from that described in the Transfer Notice and any such purported Transfer shall be void, ab initio, as against the Company and the Proposed Transferee.

5.                                       Prohibited Transfers.

(a)                                  If the Proposed Transfer would be a Prohibited Transfer, then the provisions of this Section 5 and Section 6 shall apply, unless the Transferring Shareholder elects not to pursue any Transfer.

(b)                                 In the case of a Prohibited Transfer, the Company Reply shall advise the Transferring Shareholder of the per share price at which the Company would offer to purchase the Offered Shares as of the date of the Transfer Notice (“Valuation Date”).  Within fifteen (15) calendar days following receipt of the Company Reply, the Transferring Shareholder shall advise the Company in writing substantially in the form of Exhibit C attached hereto (“Shareholder Reply”) of his intention to (i) Transfer the Offered Shares in accordance with the provisions of Section 6, or (ii) no longer pursue any Transfer.  If the Transferring Shareholder elects to transfer the Offered Shares in accordance with Section 6, then the Transferring Shareholder must inform the Company in his Shareholder Reply either of (x) his agreement to accept the price proposed by the Company or (y) his proposed counteroffer representing a price at which the Transferring Shareholder would be willing to sell the Offered Shares to the Company.  If the Transferring Shareholder rejects the price offered by the Company and proposes his counteroffer in the Shareholder Reply, then the Transferring Shareholder and the Company shall have the option to continue to negotiate until the parties reach an Agreed Price; provided, however, that if an Agreed Price is not reached within fifteen (15) calendar days following the Company’s receipt of the Shareholder Reply, then the Fair Value, if one exists, shall be the final price for the Offered Shares.  If no Fair Value exists, the parties may agree to have the Fair Value determined, the costs of which shall be borne equally by the Company and the Transferring Shareholder unless otherwise agreed upon in writing prior to such determination.  The Fair Value shall be non-negotiable and shall govern for purposes of Section 6 in the event that the Transferring Shareholder desires to pursue the Proposed Transfer.  If the Transferring

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Shareholder and the Company do not elect to have the Fair Value of the Offered Shares determined, or the Transferring Shareholder fails to provide the Shareholder Reply in a timely manner, the Transferring Shareholder will be deemed to be pursuing no longer a Transfer unless or until another Transfer Notice is received in accordance with the provisions of Section 3(a).

6.                                       Purchase Right.  If the Transferring Shareholder receives a Company Reply stating that the Proposed Transfer is a Prohibited Transfer and such Transferring Shareholder elects in the Shareholder Reply to Transfer the Offered Shares pursuant to this Section 6, or if the Proposed Transfer is deemed to be a Prohibited Transfer pursuant to this Agreement, then the Company, first, the other Shareholders (i.e., other than the Transferring Shareholder) on a Pro Rata Basis, second, and an Assignee, third, in that order, shall have the right to purchase (“Purchase Right”) the Offered Shares on the following terms and conditions:

(a)                                  The purchase price for the Offered Shares (“Purchase Price”) shall be the Agreed Price or the Fair Value, as the case may be, less any cash distributions with respect to the Offered Shares that are paid or payable after the Valuation Date to Shareholders of record as of a date prior to the Transfer Date (as defined in Section 6(g)).  If a stock dividend or stock split becomes payable after the Purchase Price is determined but before the Transfer Date, any shares received by the Transferring Shareholder because of such stock split or stock dividend with respect to the Offered Shares shall be treated as part of the Offered Shares being transferred.

(b)                                 If a reclassification, reorganization, merger or consolidation occurs after the Purchase Price is determined but before the Transfer Date, the shares received as result of such occurrence with respect to the Offered Shares shall be treated the same as the Offered Shares being transferred.

(c)                                  If the Company determines to exercise its Purchase Right with respect to all of the Offered Shares, then the Company shall deliver to the Transferring Shareholder notice of its exercise of its Purchase Right substantially in the form of Exhibit D attached hereto (“Exercise Notice”).  The Exercise Notice shall specify (i) the Purchase Price for the Offered Shares, (ii) the place where certificates for such shares are to be surrendered for payment of the Purchase Price, (iii) the estimated time required by the Company to make the funds for the Purchase Price available to the Transferring Shareholder and (iv) the form in which such funds will be made available to the Transferring Shareholder.

(d)                                 If the Company determines not to exercise its Purchase Right with respect to any or all of the Offered Shares, the Company shall promptly provide the remaining Shareholders with notice thereof, which notice shall include the number of Offered Shares that may be purchased and the Purchase Price for such shares, in the form of Exhibit E attached hereto (“Purchase Right Notice”).  Any Shareholder desiring to exercise his Purchase Right (“Exercising Shareholder”) shall notify the Company within fifteen (15) calendar days following the date of the Purchase Right Notice and shall specify the number of such remaining Offered Shares such Exercising Shareholder wishes to acquire (which number may be more than his pro rata share).  If fewer than all of the remaining Shareholders are Exercising Shareholders, the number of shares that each Exercising Shareholder may purchase will be allocated on a pro rata basis among the Exercising Shareholders up to the number of shares that such Exercising Shareholder indicates he is willing to purchase in response to the Purchase Right Notice.  If fractional shares would be issued as a result of an Exercising Shareholder acquiring his pro rata share, such fractional share will be rounded down to the next whole share; provided, however, that the Board shall have the discretion to round up for those Exercising Shareholders whose fractional interest is nearest to a whole share in order that the largest number of Offered Shares may be purchased.  If the Company and the Exercising Shareholders determine not to exercise their Purchase Rights with respect to any or all of the Offered Shares, the Company may thereafter promptly assign its Purchase Right with respect to such remaining Offered Shares to an Assignee.  The Company shall thereafter determine the allocation of such

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Offered Shares to be purchased by the Company, if any, the Assignee, if any, and/or the Exercising Shareholders, if any (“Purchased Shares”).

(e)                                  Within ninety (90) calendar days following the Company’s receipt of the Shareholder Reply, the Company shall deliver to the Transferring Shareholder the Exercise Notice indicating whether any parties exercised their Purchase Rights and specifying the number of Purchased Shares that each party will acquire (“Allocated Shares”), the Purchase Price, the Transfer Date and the place where certificates for such shares are to be surrendered for payment of the Purchase Price; provided, however, that any lapse of time due to an appraisal to calculate the Fair Value shall be disregarded in the computation of time frames in this Agreement.

(f)                                    If any of the Offered Shares remain unallocated following the exercise of all Purchase Rights, the Exercise Notice shall specify the number of Offered Shares that have not been so allocated.  The Transferring Shareholder will thereafter have the option to (i) Transfer the Allocated Shares and retain the rest, or (ii) not Transfer any of the Offered Shares.  The Transferring Shareholder shall advise the Company in writing of his election within fifteen (15) calendar days following receipt of the Exercise Notice.  If the Transferring Shareholder does not notify the Company to the contrary, the Transferring Shareholder will be deemed to elect to Transfer the Allocated Shares and retain the rest.  In the event that the Transferring Shareholder does not Transfer any or all of the Offered Shares as set forth in this Section 6, such shares may not be Transferred under the Proposed Transfer, and such shares will thereafter remain subject to the terms and conditions of this Agreement.

(g)                                 The effective date of the Transfer of the Allocated Shares (“Transfer Date”) shall occur at a mutually agreeable time within fifteen (15) calendar days following the date of the Exercise Notice; provided, however, that if the Company or an Exercising Shareholder is prevented from consummating the purchase of the Allocated Shares on the Transfer Date because of any action or threatened action by any court, regulatory agency or governmental authority or because any required approval by any court, regulatory agency or governmental authority has not been obtained, then the Transfer Date shall be delayed until a date mutually agreed upon by the Transferring Shareholder, the Company, the Exercising Shareholder(s), if any, and/or the Assignee, if one, which date is not more than fifteen (15) calendar days after any such actions or threatened actions are withdrawn or resolved and all such approvals have been obtained.  The Company and each party who exercised his Purchase Right shall use all reasonable best efforts to obtain any necessary regulatory approval as promptly as possible.  On the Transfer Date, the Transferring Shareholder shall deliver certificates representing the Allocated Shares, free and clear of all claims, liens and encumbrances, and in proper form for transfer to each party who exercised his Purchase Right, and each such party shall pay in cash to the Transferring Shareholder the Purchase Price for the Allocated Shares.  All shares transferred shall continue to remain subject to the terms and conditions of this Agreement.

7.                                       Shareholder Slots.

(a)                                  There shall be a number of slots equal to the maximum number of shareholders permitted by law for an S Company.

(b)                                 As of the effective time of this Agreement, each person who is deemed to be a shareholder of the Company under section 1361 of the Code shall be allocated at least one slot.  (For purposes of determining slots, shares of Common Stock owned by spouses may be aggregated notwithstanding the fact that such shares are held of record as separate property.)  Any slots not allocated shall be held by the Company and may be allocated by the Board, from time to time, in its discretion.  Shareholders shall have no rights, corporeal or incorporeal, in the slots allocated by the Company, which shall be used only to allocate, from time to time, the ability to Transfer shares of Common Stock.  The

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Board shall also have the authority to require that allocated slots shall revert back to the Company in the event that a Shareholder reduces or terminates his ownership of Common Stock.  A notation shall be entered on the stock transfer records of the Company indicating the number of slots held by each Shareholder.

(c)                                  Each person who is deemed to be a shareholder of the Company under section 1361 of the Code must retain at least one slot to remain a shareholder of the Company.  Notwithstanding any other provision of this Agreement, no Transferring Shareholder may effect a Proposed Transfer unless (i) the Transferring Shareholder transfers a slot to the Proposed Transferee, or (ii) the Proposed Transferee owns a slot by virtue of the fact that the Proposed Transferee is a Shareholder of the Company, or (iii) the Proposed Transferee otherwise acquires a slot prior to consummation of the Proposed Transfer.  Only Shareholders of the Company may hold a slot.  If a Shareholder transfers all of his or her shares of Company Stock, any slots retained by such Shareholder shall revert to the Company.  Shareholders shall not be entitled to any remuneration of any kind or nature in respect of any slots that may revert to, or be reallocated by, the Company.

(d)                                 Upon consummation of any Permitted Transfer and notice to the Company thereof, a notation shall be entered on the stock transfer records indicating the number of slots allocated to the purchaser of such shares and any change in the number of slots held by the Transferring Shareholder(s).  The Company shall be entitled to rely exclusively on its records with respect to the number of slots allocated to a Shareholder, and such reliance shall not be affected by any actual or constructive notice which the Company, or any of its directors, officers or agents, may have to the contrary unless such notice is given in writing to the President or Secretary of the Company in accordance with Section 9.

8.                                       Pledge of Common Stock.  For purposes of this Agreement, a pledge or encumbrance of or grant of a security interest in all or any portion of the shares of Common Stock held by any Shareholder shall not be considered a Prohibited Transfer unless the Board determines that the terms of the pledge would cause, or would create a material risk of causing, the Company to be ineligible to be an S Company.  However, any attempt by a pledgee or secured party to register Common Stock in its own name or in the name of a nominee or to transfer Common Stock to any other party shall be a Transfer subject to all of the provisions of this Agreement.  Furthermore, the affected Shareholder shall, not less than fifteen (15) calendar days prior to pledging, encumbering or granting a security interest in any shares of Common Stock, provide notice to the Company of such proposed pledge, encumbrance or other security interest (substantially in the form of Exhibit F), and concurrently with such pledge, encumbrance or grant of a security interest furnish the Company with the pledge or secured party’s agreement in writing (substantially in the form of Exhibit G attached hereto) that any sale or other disposition of such shares of Common Stock shall be subject to all of the restrictions and conditions contained in this Agreement.

9.                                       Notices.  Any notice or communication given pursuant to this Agreement must be in writing and may be given by personal delivery, overnight courier, U.S. Mail or registered or certified mail to such party at the address set forth below:

(a)                                  if given to the Company or to an officer thereof, in such officer’s official capacity, at the Company’s mailing address set forth below (or such other address as the Company may give notice of to the Shareholders):

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KSB Bancorp, Inc.

201 North Cushing Avenue

P. O. Box 309

Kaplan, Louisiana 70548-0309

Attention: President

(b)                                 if given to a Shareholder, at the address set forth in the books and records of the Company.

If notice is given by registered or certified mail, it shall be deemed to have been given and received three (3) Business Days after a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mail; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed.  Any notice to the Company shall be directed to the President of the Company unless the notifying party is the President, in which case the notice shall be directed to another duly authorized officer of the Company.

When this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Shareholders shall be filed with the Secretary of the Company, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

10.                                 Legends.  Each certificate representing shares of Common Stock shall be endorsed with the legends substantially as follows:

On the face of each certificate:

SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS.  SEE REVERSE SIDE.

On the back of each certificate:

THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE TRANSFER AND PLEDGE THEREOF ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 11, 2003, BY AND BETWEEN KSB BANCORP, INC. (“COMPANY”) AND EACH OF ITS SHAREHOLDERS, AS MAY BE AMENDED FROM TIME TO TIME.  THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT WITHOUT CHARGE TO THE RECORD HOLDER OF THIS CERTIFICATE ON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

11.                                 Limitation of Liability; Indemnification.  To the fullest extent permitted by the Company laws of the State of Louisiana, as amended from time to time:

(a)                                  no officer or director of the Company shall have any liability to the Shareholders in any way arising from or related to any action taken or determination made under this Agreement, except in the case of the bad faith or willful misconduct of such officer or director; and

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(b)                                 the Company shall indemnify and hold harmless each officer and director of the Company from and against any liability, claim or expense arising as a result of any action taken or determination made under this Agreement (except in the case of bad faith or willful misconduct of such officer or director) and shall advance expenses incurred by officers or directors in connection with any proceeding relating to any such action or determination.

No repeal or amendment of this Section 11 shall limit its effect with respect to any act or omission of a person occurring prior to such repeal or amendment.

12.                                 Representations and Covenants of Shareholders.

(a)                                  Each Shareholder who is an individual represents and warrants to the Company and to the other Shareholders that such Shareholder exclusively owns, controls and has the power to vote the shares of Common Stock held of record by him and is an Eligible Shareholder.  For each Shareholder that is a trust, the undersigned trustee or deemed owner is duly authorized to execute this Agreement on behalf of such trust and owns, controls and has all requisite power and authority to bind the trust pursuant to the trust instrument.  Such trustee or deemed owner further represents that such Shareholder that is a trust exclusively owns the shares of the Common Stock held of record by such trust and that it is an Eligible Shareholder.  Irrespective of the type of shareholder, the undersigned Shareholder agrees to provide to the Company, promptly upon request, evidence sufficient to document that such Shareholder is the exclusive owner and an Eligible Shareholder.

(b)                                 It is the intent of the parties to this Agreement to qualify and to maintain the qualification of the Company as an S Company until the Company’s Subchapter S election may be revoked in accordance with applicable law and this Agreement.  No Shareholder shall take any action or fail to take any action that, in either case, would terminate the Company’s status as an S Company prior to its revocation or result in a Prohibited Transfer.

(c)                                  Each Shareholder shall return his Common Stock certificates to the Company to be endorsed with the legends described in Section 10, or to be replaced with new certificates bearing such legends, after which the Company will return the certificates to the record owners.

(d)                                 Whenever a Transfer is effected pursuant to this Agreement, the Transferring Shareholder and the transferee of such shares shall do all things and execute and deliver all documents and make all transfers as may be necessary to consummate such Transfer in accordance with the applicable provisions of this Agreement including, without limitation, the execution of this Agreement by the transferee so that the transferee becomes a party to this Agreement.

(e)                                  This Agreement has been duly executed and delivered by the Shareholder and is a duly, authorized, valid, legally binding and enforceable obligation of the Shareholder.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under any material agreement, indenture, lien, charge, encumbrance or undertaking to which the Shareholder is a party or such Shareholder’s Common Stock is subject.

(f)                                    Each Shareholder represents, warrants and covenants that such Shareholder shall pay all taxes lawfully due to the State of Louisiana in connection with the Shareholder’s ownership of Common Stock as and when due, unless the Shareholder is contesting the payment thereof in good faith in accordance with appropriate procedures, and hereby agrees to indemnify, hold harmless and, upon request, defend the Company and each of the other Shareholders from any and all liability, loss, cost,

10

expense, assessment, interest or penalty as a result of the Shareholder’s failure to pay all such taxes due.  If the Company is assessed or otherwise made liable for the payment of any taxes, interest and/or penalties due to the State of Louisiana by a Shareholder or incurs any expenses in connection with any claim involving the foregoing, such Shareholder hereby agrees that the Company may withhold the payment of any and all distributions that may be due to the Shareholder and use those funds to offset any and all of such taxes, interest, penalties or assessments or to reimburse the Company for the payment of such taxes or for any expenses incurred in connection with the foregoing.

(g)                                 In the event of an inadvertent termination of the Company’s status as an S Company, unless the Board determines that the Company’s status as an S Company should not be continued, the Shareholders agree to use their best efforts to obtain from the Internal Revenue Service (IRS) a waiver of the terminating event on the grounds of inadvertency.  The Shareholders further agree to take such steps, and make such adjustments, as may be required by the IRS pursuant to section 1362(f)(3) and (4) of the Code.  If a Shareholder caused the terminating event to occur, he shall bear the expense for procuring the waiver, including the legal, accounting and tax costs of taking such steps, and of making such adjustments as may be required.  If the inadvertent termination is not waived by the IRS and the Company’s status as an S Company is permanently terminated, the Shareholders agree to make the election under section 1362(e)(3) of the Code upon written request of the Company.

13.                                 Application of Agreement to Successor Company.

(a)                                  At any time during the term of this Agreement, if the Company should be merged into, consolidated with, or enter into a share exchange with another entity pursuant to which the shares of Common Stock are exchanged for or converted into shares of common stock of another company (the “Acquiring Company”), each Shareholder agrees that this Agreement shall be automatically amended, without any further action of the Shareholders, to substitute the Acquiring Company for the Company in each and every provision of this Agreement; it being the intention of the Shareholders that shares of common stock of the Acquiring Company received in exchange for or upon conversion of the Common Stock shall be subject to the same transfer restrictions as those to which the Common Stock is subject hereunder and in such case the term “Common Stock” shall refer to and shall mean shares of the common stock of the Acquiring Company.

(b)                                 In the event the shares of Common Stock are exchange for or converted into shares of common stock of the Acquiring Company as set forth above, the Board shall have the authority, without any further action on the part of the Shareholders, to take any and all actions to effect the amendment provided for herein, including amending and restating this Agreement without the necessity of obtaining the signature of the Shareholders on such amended and restated agreement.  Notwithstanding the foregoing, each Shareholder represents and warrants to the other Shareholders, the Company and the Acquiring Company that he or she will take such additional actions as may be requested by the Acquiring Company in connection with the amendment set forth above to give effect to said amendment, including, but not limited to, executing a new shareholders’ agreement with respect to the Acquiring Company, having terms and provisions substantially similar to this Agreement.

(c)                                  Notwithstanding the foregoing provisions of this Section 13, the provisions of this Section 13 may be waived in writing by the Acquiring Company, in its sole discretion, at which time such provisions shall be null and void.

14.                                 Miscellaneous Provisions.

(a)                                  This Agreement is applicable to all shares of or beneficial interest in shares of Common Stock now owned or hereafter acquired by any shareholder of the Company, and is binding upon and

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inures to the benefit of the Company and its successors and assigns.  This Agreement is binding upon and inures to the benefit of each Shareholder and his heirs, legatees, legal representatives, successors and permitted assigns, and any receiver trustee in bankruptcy or representative of the creditors of each such person.  Except as specifically permitted herein, no Shareholder hereto may assign his rights or obligations hereunder.  Any assignment in violation of the foregoing shall be null and void.  If a Shareholder ever ceases to be the owner of Common Stock, he shall have no rights hereunder unless and until he again becomes an owner of Common Stock.

(b)                                 If the Company’s election to be taxed as an S Company is terminated by revocation under Section 1362(d)(1), this Agreement shall terminate without any further action of the Company or the Shareholders, effective as of the date of such revocation in accordance with applicable law.  If the Company’s election to be taxed as an S Corporation is terminated for any other reason, this Agreement shall remain in effect until such time as may be determined by the Board.  Except as otherwise provided in this Section 14(b), this Agreement may be amended or terminated only by the vote which would be required for adoption of an amendment to the articles of inCompany of the Company deleting or similarly modifying the provisions thereof (other than a provision for which an exception exists to the general amendment provision of the articles of inCompany of the Company).  The termination of this Agreement shall not relieve any party hereto from any liability for any breach or violation of the Agreement that occurred prior to the termination.

(c)                                  If any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

(d)                                 The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof. All references to “Sections” contained herein unless otherwise defined herein, are references to sections of this Agreement.  Whenever the singular number is used herein, the same shall include the plural where appropriate, words of any gender shall include each other gender where appropriate, and the word “person” shall include an individual or entity.

(e)                                  By executing this Agreement, the spouse of each Shareholder avows that any community property interest which he or she may have, or may subsequently acquire, in any shares of Common Stock of his or her spouse shall be subject to the terms and conditions of this Agreement and further consents to be bound by all of the terms and conditions of this Agreement.

(f)                                    This Agreement may be executed in a number of counterparts, each of which for all purposes is deemed to be an original.  All counterparts so executed by the parties to this Agreement, whether or not such counterpart shall bear the execution of each of the parties, shall be deemed to be and shall be construed as one and the same Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

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(g)                                 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.

(h)                                 The parties to this Agreement declare that it is impossible to measure in money the damages that would accrue to a party to this Agreement, his heirs, executors, administrators and other legal representatives, by reason of a failure to perform any of the provisions of this Agreement.  Therefore, if a party to this Agreement, his heirs, executors, administrators and other legal representatives shall institute any action or proceeding to enforce the provisions of this Agreement, any person against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of proving actual damages.

(i)                                     In any case where the date fixed for any action or event under this Agreement shall be a day that is not a Business Day, such action or event shall be made on the next succeeding Business Day with the same force and effect as if made on the date originally fixed for such action or event (and without any interest or other payment in respect of any such delay).

(j)                                     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE IN A COURT OF COMPETENT JURISDICTION IN VERMILION PARISH, LOUISIANA.  THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(k)                                  This Agreement and the exhibits attached hereto set forth the entire understanding between the parties concerning the subject matter contained herein, supersedes all existing agreements among the parties concerning such subject matter, and may be modified only by a written instrument duly executed by the party to be charged.  There are no representations, agreements, arrangements or undertakings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

KSB BANCORP, INC.
Address:

201 North Cushing Avenue
P. O. Box 309	By:
Kaplan, Louisiana 70548-0309	J. Vernon Johnson, President

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SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT

Date:	Shareholder:

Shares of Common Stock:

Print Name:
Address:

If married, the Consent of Spouse must be completed.

CONSENT OF SPOUSE

I,                                                                  , spouse of                                                                   , have read the foregoing Shareholders’ Agreement (“Agreement”) relating to shares of Common Stock of KSB Bancorp, Inc.  By signing below, I hereby consent and agree to the terms of such Agreement insofar as my consent and agreement are necessary pursuant to applicable marital property laws or otherwise in order to make such agreement binding and effective as it relates to my spouse, and I agree that all of my interest, if any, in the Common Stock shall be bound by the provisions of the Agreement.

Print Name:

14

EXHIBIT A TO SHAREHOLDERS’ AGREEMENT

TRANSFER NOTICE

[Date]

KSB Bancorp, Inc.
201 North Cushing Avenue
P. O. Box 309
Kaplan, Louisiana 70548-0309
Attention:  President

Gentlemen:

The undersigned shareholder of KSB Bancorp, Inc. (“Company”) hereby provides notice of his/her intention to transfer (“Proposed Transfer”) shares of common stock of the Company (“Shares”) in accordance with the requirements of the Shareholders’ Agreement, dated                           , 2003, as may be amended from time to time, by and between the Company and each of the shareholders of the Company.  The terms of the Proposed Transfer are as follows:

1.                                       The name and address of the proposed transferee is:

2.                                       The number of shares and the purchase price for the shares in the proposed transfer is as follows:                                                                                              .

3.                                       The number of slots that are proposed to be transferred with the shares pursuant to this Transfer Notice:                             .

4.                                       Does the transferor intend to transfer slots to a person other than the transferee?                 If yes, to whom and how many?

5.                                       The proposed transfer qualifies as a Permitted Transfer because (attach supporting information and indicate whether the proposed transferee already owns a slot or will be transferred a slot in the transfer)                                                              .

6.                                       Describe all other terms and conditions of the Proposed Transfer.

[ADDITIONAL INFORMATION FOR A TRUST]

7.                                       The names of each beneficiary (present or future) of the trust.  If any beneficiary is a minor, please list the date of birth of such minor.

Sincerely,

(name of shareholder)

A-1

EXHIBIT B TO SHAREHOLDERS’ AGREEMENT

COMPANY REPLY

[Date]

[name and address of Transferring Shareholder]

Dear Shareholder:

Reference is hereby made to the Shareholders’ Agreement, dated                      , 2003, as may be amended from time to time (“Shareholders’ Agreement”), by and between KSB Bancorp, Inc. (“Company”) and each of the shareholders of the Company.  Terms with their initial letter capitalized have the meanings given them in the Shareholders’ Agreement.

The Company is in receipt of your Transfer Notice regarding the Proposed Transfer of                         share(s) of the common stock of the Company to                                   .

               The Company has determined that the Proposed Transfer is a Permitted Transfer.  You may consummate the Proposed Transfer in accordance with the terms as outlined in your Transfer Notice and the Shareholders’ Agreement.  If there is to be any deviation from the terms of the Proposed Transfer as set forth in your Transfer Notice, you must notify the Company prior to effecting the Transfer.  The Proposed Transferee must execute the Shareholders’ Agreement.  Any purported transfer of shares without the Proposed Transferee executing the Shareholders’ Agreement shall be null and void, and the Company shall not recognize the Proposed Transferee as a shareholder of the Company.

               After consultation with counsel, the Company has determined that the Proposed Transfer is a Prohibited Transfer.  The reason the Proposed Transfer is a Prohibited Transfer is set forth in the explanation attached hereto.  You now have the option to submit another Transfer Notice in the manner provided in Section 3 of the Shareholders’ Agreement, or to allow the Company and the other parties set forth in the Agreement to exercise their Purchase Right with respect to the shares.  If you determine to grant the Company and the other parties their Purchase Right with respect to the shares, please submit your Shareholder Reply so indicating your intention within fifteen (15) calendar days of this Company Reply.

The Company hereby offers to pay $                per share for the shares.  [The Fair Value of a share of Common Stock as of the date of the Transfer Notice is $                                     .]

Sincerely,

President, KSB Bancorp, Inc.

B-1

EXHIBIT C TO SHAREHOLDERS’ AGREEMENT

SHAREHOLDER REPLY

[Date]

KSB Bancorp, Inc.
201 North Cushing Avenue
P. O. Box 309
Kaplan, Louisiana 70548-0309
Attention:  President

Gentlemen:

Reference is hereby made to the Shareholders’ Agreement, dated                     , 2003, as may be amended from time to time, (“Shareholders’ Agreement”), by and between KSB Bancorp, Inc. (“Company”) and each of the shareholders of the Company.  Terms with their initial letter capitalized have the meanings given them in the Shareholders’ Agreement.

The undersigned shareholder of the Company is in receipt of the Company Reply with respect to the Proposed Transfer of my shares of Common Stock pursuant to which the Board has determined that the Proposed Transfer would be a Prohibited Transfer.  In accordance with the Shareholders’ Agreement, I hereby elect the following:

               To allow the Company and the other parties set forth in the Agreement the right to exercise their Purchase Right with respect to such shares [at the price offered in the Company Reply, or at a price of $                 per share].

               Not to pursue any transfer of such shares at this time.

Sincerely,

Shareholder

C-1

EXHIBIT D TO SHAREHOLDERS’ AGREEMENT

EXERCISE NOTICE

[Date]

[name and address of shareholder]

Dear Shareholder:

Reference is hereby made to the Shareholders’ Agreement, dated                      , 2003, as may be amended from time to time (“Shareholders’ Agreement”), by and between KSB Bancorp, Inc. (“Company”) and each of the shareholders of the Company.  Terms with their initial letter capitalized have the meanings given them in the Shareholders’ Agreement.

The Company and/or the other Shareholders have determined to exercise their Purchase Right with respect to the following Offered Shares set forth in your Transfer Notice:

               shares to be purchased by the Company

               shares to be purchased by the other Shareholders (see attached list for the name of each Shareholder and the number of shares to be acquired by each).

               shares to be purchased by the Company’s Assignee.

Certificates representing the shares to be purchased, duly endorsed or accompanied by stock powers duly executed by the record holder of the shares for transfer, should be sent to the Company at the address set forth below on or before                             .  The Company and/or the other Shareholders will issue to you a check in the amount of the total purchase price promptly upon its receipt of the certificates in sufficient form for transfer.  If your stock certificates have been lost, please notify the undersigned immediately.

Sincerely,

President, KSB Bancorp, Inc.

D-1

EXHIBIT E TO SHAREHOLDERS’ AGREEMENT

PURCHASE RIGHT NOTICE

To the Shareholders of KSB Bancorp, Inc.:

Reference is hereby made to the Shareholders’ Agreement, dated                     , 2003, as may be amended from time to time (“Shareholders’ Agreement”), by and between KSB Bancorp, Inc. (“Company”) and each of the shareholders of the Company.  Terms with their initial letter capitalized have the meanings given them in the Shareholders’ Agreement.

The Company has received a Transfer Notice from a Shareholder desiring to sell his/her shares of Common Stock, a copy of which is attached hereto.  With respect to the Proposed Transfer, the following Offered Shares are available for subscription:

               shares of Common Stock at a Purchase Price of $           per share.

If you wish to subscribe for some or all of these shares, please so indicate below, execute this Purchase Right Notice and return this notice to the Company at the address set forth below.

               I wish to subscribe to purchase                      Offered Shares.

               I do not wish to subscribe to purchase any Offered Shares

TO BE CONSIDERED BY THE COMPANY, WE MUST RECEIVE THIS PURCHASE RIGHT NOTICE NO LATER THAN 15 CALENDAR DAYS AFTER THE DATE OF THIS NOTICE.

Dated

Signature:

Name:
(please print)

Sincerely,

President, KSB Bancorp, Inc.

E-1

EXHIBIT F TO SHAREHOLDERS’ AGREEMENT

PLEDGE NOTICE

[Date]

KSB Bancorp, Inc.
201 North Cushing Avenue
P. O. Box 309
Kaplan, Louisiana 70548-0309
Attention:  President

Gentlemen:

Reference is hereby made to the Shareholders’ Agreement, dated                   , 2003, as may be amended from time to time, (“Shareholders’ Agreement”), by and between KSB Bancorp, Inc. (“Company”) and each of the shareholders of the Company.  Terms with their initial letter capitalized have the meanings given them in the Shareholders’ Agreement.

Pursuant to the provisions of the Shareholders’ Agreement, the undersigned shareholder of the Company hereby notifies the Company of the shareholder’s intention to pledge            share(s) of the Common Stock represented by certificate(s) number(s)                          (“Pledged Share(s)”) to                                             (“Pledgee”).  Concurrently with the pledge, the Pledgee has agreed to execute an agreement substantially in the form of Exhibit G to the Shareholders’ Agreement that the Pledged Share(s) are subject to the provisions of the Shareholders’ Agreement and will not be sold, transferred or otherwise disposed of except in accordance with the provisions of the Shareholders’ Agreement.

Sincerely,

Shareholder

F-1

EXHIBIT G TO SHAREHOLDERS’ AGREEMENT

ACKNOWLEDGMENT AND AGREEMENT OF PLEDGEE

The undersigned pledgee (“Pledgee”) of shares of common stock of KSB Bancorp, Inc. (“Company”) hereby acknowledges that the shares of common stock of the Company pledged or to be pledged to the Pledgee (“Pledged Shares”) are subject to the provisions of that certain Shareholders’ Agreement, dated as of                  , 2003, as may be amended from time to time (“Shareholders’ Agreement”), a copy of which has been furnished to the Pledgee who acknowledges receipt thereof.  Pledgee further acknowledges that pursuant to the provisions of the Shareholders’ Agreement, the Pledged Shares are subject to certain restrictions on the sale, transfer or other disposition thereof.

Pledgee hereby agrees (i) to hold the Pledged Shares subject to the Shareholders’ Agreement and the restrictions and conditions contained therein, and (ii) not to sell, transfer or otherwise to dispose of the Pledged Shares except in accordance with the provisions of the Shareholders’ Agreement.

Dated as of this               day of                            ,          .

PLEDGEE:

NAME:
TITLE (if applicable):

G-1

EXHIBIT D

CERTIFICATE OF ELIGIBILITY

CERTIFICATE OF ELIGIBILITY

To:	KSB Bancorp, Inc.
201 North Cushing Avenue
P.O. Box 309
Kaplan, Louisiana 70548

Attention:	J. Vernon Johnson

Gentlemen:

In accordance with the terms of that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of October 27, 2003, by and between KSB Bancorp, Inc. (“Company”) and Teche Bancshares, Inc., I understand that, in order to become a shareholder of the Company following consummation of the merger contemplated by the Merger Agreement, I must, among other things, be eligible to be a shareholder (“Eligible Shareholder”) of a corporation organized under Subchapter S of the Internal Revenue Code of 1986, as amended (“Code”).

Accordingly, I hereby represent, warrant and certify to the Company as follows:

[CHECK EITHER 1 OR 2 BELOW]:

☐ 1.                      I am eligible to be a shareholder of a corporation organized under Subchapter S of the Code, as I am [CHECK ONE OF THE FOLLOWING]:

☐ (a)                   An individual, other than a non-resident alien of the United States;

☐ (b)                  An estate;

☐ (c)                   A trust all of which is treated as owned by an individual grantor (who is a United States citizen or United States resident), as described in section 1361(c)(2)(A)(i) of the Code.  For purposes of such section, a husband and wife owning a trust together are treated as an individual owner;

☐ (d)                  A trust which would have been described by item (c) above immediately before the death of the deemed owner and which continues in existence after such death, but only for the two-year period beginning on the day of the deemed owner’s death, as described in section 1361(c)(2)(A)(ii) of the Code;

☐ (e)                   A trust with respect to stock transferred to it pursuant to the terms of a will for up to two years following the transfer, as described in section 1361(c)(2)(A)(iii) of the Code;

☐ (f)                     An electing small business trust, the interests in which have been acquired by reason of gift, bequest or similar transfer, as described in section 1361(c)(2)(A)(v) of the Code.  I understand that an electing small business trust is defined by section 1361(e) of the Code as a trust that (i) does not have as a beneficiary any person other than an individual, an estate, or an organization described in paragraph (2), (3), (4), or (5) of section 170(c) of the Code (which includes, generally, a tax-exempt corporation, trust, or community chest, fund, or foundation created or organized under the law of the United States, any State, the District of Columbia, or any possession of the United States; organized and operated exclusively for religious, charitable, scientific, literary, or educational purposes, or to foster national or international amateur sports competition, or for the prevention of cruelty to children or animals (paragraph (2) of section

170(c)), a post or organization of war veterans, or an auxiliary unit or society of, or trust or foundation for, any such post or organization, organized in the United States or any of its possessions (paragraph (3) of section 170(c)), a domestic fraternal society, order, or association, operating under the lodge system, but only if such contribution or gift is to be used exclusively for religious, charitable, scientific, literary, or educational purposes, or for the prevention of cruelty to children or animals (paragraph (4) of section 170(c)), and a cemetery company owned and operated exclusively for the benefit of its members, or any corporation chartered solely for burial purposes as a cemetery corporation and not permitted by its charter to engage in any business not necessarily incident to that purpose, if such company or corporation is not operated for profit (paragraph (5) of section 170(c)); (ii) no interest in such trust was acquired by purchase; and (iii) a timely election is made by the trust to be treated as an electing small business trust.  I understand that an electing small business trust does not include, however, any qualified subchapter S trust if an election has been made by such trust to be treated as a qualified subchapter S trust, any tax-exempt trust or any charitable remainder annuity trust or charitable remainder unitrust (as defined in section 664(d) of the Code);

I understand that paragraphs (c) through (f) do not apply to foreign trusts;

☐ (g)                  A qualified Subchapter S trust, which is defined under section 1361(d) of the Code as a trust, the terms of which require that (i) (a) there is only one income beneficiary of the trust, during the lifetime of the current income beneficiary, (b) any corpus distributed during the life of the current income beneficiary may be distributed only to such beneficiary, (c) the income interest of the current income beneficiary in the trust shall terminate on the earlier of such beneficiary’s death or the termination of the trust, and (d) upon the termination of the trust during the life of the current income beneficiary, the trust shall distribute all of its assets to such beneficiary; and (ii) all of the income of the trust is distributed (or required to be distributed) currently to one individual who is a citizen or resident of the United States;

☐ (h)                  An entity described in section 1361(c)(6) of the Code, referred to in section 401(a) of the Code, and generally described as a tax exempt qualified trust created or organized in the United States and forming part of a stock bonus, pension, or profit-sharing plan of an employer for the exclusive benefit of its employees or their beneficiaries, and in compliance with section 401(a) of the Code; or

☐ (i)                      An entity described in section 1361(c)(6) of the Code, referred to in section 501(c)(3) of the Code, and generally described as a tax-exempt corporation, community chest, fund, or foundation, organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary, or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals, as provided in section 501(c)(3) of the Code.

I make the foregoing representation after consultation with my tax advisors. [NOTE, IF YOU HAVE CHECKED ANY OF ITEMS (c), (d), (e), (f) OR (g), YOU MUST ENCLOSE A COPY OF THE TRUST (AND EXECUTED FORMS FOR ANY ELECTION TO BE MADE BY THE TRUST TO HOLD SUBCHAPTER S STOCK) AND AN OPINION OF COUNSEL WITH DEMONSTRABLE COMPETENCE IN ESTATE, TRUST AND TAX LAWS THAT THE TRUST IS AN ELIGIBLE S CORPORATION SHAREHOLDER.  IF YOU HAVE CHECKED EITHER ITEM (h) OR (i), YOU MUST ENCLOSE THE MOST RECENT DETERMINATION LETTER FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE TAX-EXEMPT STATUS OF THE ENTITY ALONG WITH AN OPINION OF COUNSEL WITH DEMONSTRABLE COMPETENCE IN TAX LAW THAT THE ENTITY IS AN ELIGIBLE S CORPORATION SHAREHOLDER.]

2

☐ 2.                      I have not determined whether I am eligible to be a shareholder of a corporation organized under Subchapter S of the Code.  I have enclosed herewith copies of all trust or other organizational documentation (including executed forms for any election to be made by any trust, either as an electing small business trust or a qualified Subchapter S trust, or determination letters with respect to any tax exempt entity) for the Company’s counsel to review in order to make a determination regarding whether I am an Eligible Shareholder.

I understand that due to the importance to the Company and its shareholders of the Company’s continuing eligibility as an S corporation, the Company reserves the right to require such other documentation, certifications and legal opinions as the Company and its counsel deem appropriate to verify Subchapter S eligibility.  I further understand that if I have not provided evidence satisfactory to the Company, in its sole discretion, before          a.m./p.m. on                                  , 2003, that I am an Eligible Shareholder, then the Company intends to make the determination that I am not an Eligible Shareholder and pay cash to me for my shares of common stock of the Company as a result of the merger described in the Merger Agreement.

I understand that the representations made herein will be relied upon by the Company in determining whether I am an Eligible Shareholder.  I understand the meaning and legal consequences of the representations made herein, and I agree to indemnify and hold harmless the Company from and against any and all loss, damage or liability due to or arising out of any misrepresentation made by me herein.

IN WITNESS WHEREOF, I have executed this Certificate of Eligibility as of the              day of                              , 2003.

IF A TRUST OR OTHER ENTITY:	IF AN INDIVIDUAL (and spouse if jointly held):

(Name of Entity)	(Signature)

By:
(Signature and Title)	(Print Name)

3

EXHIBIT E

VOTING AGREEMENT AND IRREVOCABLE PROXY

VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of October 27, 2003, is executed by and between TECHE BANCSHARES, INC., a Louisiana corporation (“Teche Bancshares”), KSB BANCORP, INC., a Louisiana corporation (“KSB Bancorp”), J. Vernon Johnson (“Johnson”), as a proxy, Alcee J. Durand, Jr. (“Durand”) as a substitute proxy, and certain other shareholders of Teche Bancshares and KSB Bancorp set forth on the signature page hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WITNESSETH:

WHEREAS, Teche Bancshares and KSB Bancorp have executed that certain Agreement and Plan of Merger, dated as of October 27, 2003 (the ”Merger Agreement”), pursuant to which Teche Bancshares will merge with and into KSB Bancorp (herein, the “Merger”).  Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement;

WHEREAS, Section 7.13 of the Merger Agreement requires that Teche Bancshares deliver to KSB Bancorp the irrevocable proxies of the Shareholders; and

WHEREAS, Teche Bancshares and KSB Bancorp are relying on the irrevocable proxies in incurring expenses in reviewing the business of the other party, in preparing a joint proxy statement and offering circular to be distributed to Teche Bancshares’s shareholders and KSB Bancorp’s shareholders in accordance with Section 7.03 of the Merger Agreement (“Proxy Statement”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Teche Bancshares, KSB Bancorp and the Shareholders undertake, promise, covenant and agree with each other as follows:

1.                                       As of the date hereof, the Shareholders beneficially own, and own of record, that number of shares of capital stock of Teche Bancshares or KSB Bancorp (the “Stock”) set forth opposite their names on the signature pages hereto (all such shares and any shares hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”).  The Shareholders have the full legal capacity and authority to execute, deliver and perform this Agreement in accordance with its terms.  The Shareholders hereby agree to vote at the Teche Bancshares shareholders’ meeting or the KSB Bancorp shareholders’ meeting, as applicable, referred to in Section 7.03 of the Merger Agreement (the ”Meeting”) such Shareholder’s Shares and to direct the vote of all such Shares or to give written consent as to all such Shareholder’s Shares to an action in lieu of the Meeting in favor of approval of the Merger and the Agreement and Plan of Merger by and between Teche Bancshares and the KSB Bancorp (the “Merger Agreement”) and all of the agreements and transactions contemplated by the Merger Agreement.

2.                                       If Teche Bancshares or KSB Bancorp conducts a meeting of, solicits written consents from or otherwise seeks a vote of their respective shareholders with respect to any Acquisition Transaction (as that term is defined below) or any other matter which may contradict any provision of this Agreement or the Merger Agreement, or may prevent KSB Bancorp or Teche Bancshares from consummating the Merger, then the Shareholders shall vote the shares in the manner most favorable to consummation of the Merger and the transactions contemplated by the Merger Agreement.

1

“Acquisition Transaction” shall, with respect to Teche Bancshares or KSB Bancorp, mean any of the following: (i) a merger, consolidation, share exchange or any similar transaction (other than the Merger) of any company or entity with Teche Bancshares or KSB Bancorp, as applicable, (ii) a purchase, lease or other acquisition of all or substantially all the assets of Teche Bancshares or KSB Bancorp, as applicable, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of Teche Bancshares or KSB Bancorp, as applicable, after the date of this Agreement, (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Teche Bancshares or KSB Bancorp, as applicable, (v) a public proxy or consent solicitation made to stockholders of Teche Bancshares or KSB Bancorp, as applicable, seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (vi) the making of a bona fide offer or proposal to the Board of Directors or shareholders of Teche Bancshares or KSB Bancorp, as applicable, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

3.                                       In order to better effect the provisions of Sections 1, 2 and 5 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Johnson, with full power of substitution, his or her true and lawful proxy and attorney-in-fact (the ”Proxy Holder”) to vote at the Meeting or to give written consent to an action in lieu of the Meeting as to, all of such Shareholder’s Shares in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement; provided, however, that this proxy shall not apply with respect to any vote on the Merger or the Merger Agreement if the Merger Agreement is modified so as to reduce the amount of consideration to be received by the Shareholders or adversely affect the tax consequences of the receipt thereof under the Merger Agreement in its present form.

4.                                       Johnson, by his execution below, hereby appoints Durand as substitute proxy to act as the Proxy Holder under this Agreement; provided, however, that such appointment of Durand as Proxy Holder is subject to revocation by Johnson at any time upon notice to Teche Bancshares or KSB Bancorp, as applicable.  Durand, by his execution below as substitute Proxy Holder, agrees to vote all of the Shareholders’ Shares at the Meeting or to give written consent to an action in lieu of the Meeting, in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, with such modifications to the Merger and the Merger Agreement as the parties may make; provided, however, that this proxy shall not apply with respect to any vote on the Merger or the Merger Agreement if the Merger Agreement is modified so as to reduce the amount of consideration to be received by the Shareholders or the tax consequences of the receipt thereof under the Merger Agreement in its present form.

5.                                       Each Shareholder hereby covenants and agrees that, until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, directly or indirectly, without the prior written consent of Teche Bancshares and KSB Bancorp, (i) sell, assign, transfer or dispose of any of such Shareholder’s Shares, (ii) hypothecate such shares under terms that would prevent the voting thereof, (iii) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto except as herein provided, or (iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the Shares, in connection with a transaction pursuant to which twenty-five percent (25%) or more of the voting power of Stock is, or control of Teche Bancshares or KSB Bancorp, as applicable, otherwise is, transferred to a person or entity other than a party to this Agreement.

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Notwithstanding any of the foregoing, any Shareholder may make such gifts of such Shareholder’s Shares as such Shareholder may choose to make so long as the recipient of such Shareholder’s Shares executes and delivers an amendment to this Agreement whereby such recipient becomes bound by the terms of this Agreement.

6.                                       This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 3 and shall not extend to any other matters.

7.                                       The Shareholders acknowledge that Teche Bancshares and KSB Bancorp are relying on this Agreement in incurring expenses in reviewing the business of the other party, in preparing the Proxy Statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW.  The Shareholders acknowledge that the performance of this Agreement is intended to benefit Teche Bancshares and KSB Bancorp.

8.                                       This Agreement and the irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the transactions contemplated by the Merger Agreement and the Merger Agreement.

9.                                       The vote of the Proxy Holder shall control in any conflict between his vote of the Shares and a vote by the Shareholders of the Shares, and Teche Bancshares and KSB Bancorp each agree to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger and the Merger Agreement as set forth in Section 1 hereof.

10.                                 In the event that a Shareholder transfers a certificate representing any of the Shares prior to the Meeting, Teche Bancshares or KSB Bancorp, as applicable, shall require such certificate to bear the following endorsement, noted conspicuously thereon:

The shares of stock represented by this certificate are subject to the terms of a Voting Agreement and Irrevocable Proxy dated October 27, 2003, a copy of which is on file in the principal office of [Teche Bancshares or KSB Bancorp].

11.                                 This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Teche Bancshares, KSB Bancorp and such Shareholder.

12.                                 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

13.                                 This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

14.                                 All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or

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registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

15.                                 THIS AGREEMENT AND THE RELATIONS AMONG THE PARTIES HERETO ARISING FROM THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA.

[Signature Page Follows]

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[Signature Page to Voting Agreement and Irrevocable Proxy]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

Address for KSB Bancorp:	KSB BANCORP, INC.
KSB Bancorp, Inc.
201 North Cushing Avenue
Kaplan, Louisiana 70548	By:
(Fax) (337) 643-7111	J. Vernon Johnson, President

Address for Teche Bancshares:	TECHE BANCSHARES, INC.
Teche Bancshares, Inc.
606 South Main Street
St. Martinville, Louisiana 70582	By:
(Fax) (337) 394-7353	Alcee J. Durand, Jr., President

Address for Proxy Holder:	PROXY HOLDER:
KSB Bancorp, Inc.
201 North Cushing Avenue
Kaplan, Louisiana 70548	By:
(Fax) (337) 643-7111	J. Vernon Johnson

Address for Substitute Proxy Holder:	PROXY HOLDER:
Teche Bancshares, Inc.
606 South Main Street
St. Martinville, Louisiana 70582	By:
(Fax) (337) 394-7353	Alcee J. Durand, Jr.

TECHE BANCSHARES SHAREHOLDERS:

450 shares of common stock
Tilden Bonin

3,212 shares of common stock
James B. Bulliard, Sr.

207 shares of common stock
Harris J. Champagne, Jr.

2,776 shares of common stock
Gaston L. Dautreuil, Jr.

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821 shares of common stock
Larry Degeyter

750 shares of common stock
Melvin P. Douet

1,223 shares of common stock
Alcee J. Durand, Jr.

431 shares of common stock
Darnell E. Fontenot

414 shares of common stock
Charles A. Fuselier

1,800 shares of common stock
Hubert Hulin

874 shares of common stock
Murphy J. Oubre

Address for Teche Bancshares Shareholders:
Teche Bancshares, Inc.
606 South Main Street
St. Martinville, Louisiana 70582
(Fax) (337) 394-7353

KSB BANCORP SHAREHOLDERS:

156,000 shares of common stock
J. Vernon Johnson

58,000 shares of common stock
Charles B. Trahan

54,000 shares of common stock
Ivan J. Bourque, Sr..

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48,000 shares of common stock
John Francis Vincent

42,000 shares of common stock
Mahlen M. Meaux

41,000 shares of common stock
O.H. Deshotels, III

36,000 shares of common stock
Roland A. Gary

36,000 shares of common stock
James D. Girouard

30,000 shares of common stock
Dudley J. Lege

30,000 shares of common stock
Paul F. Meaux

Address for KSB Bancorp Shareholders:
KSB Bancorp, Inc.
201 North Cushing Avenue
Kaplan, Louisiana 70548
(Fax) (337) 643-7111

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EXHIBIT F

OPINION MATTERS OF COUNSEL TO KSB BANCORP

1.                                       KSB Bancorp is a corporation validly existing and in good standing under the laws of the State of Louisiana.

2.                                       KSB Bancorp is a bank holding company registered under the BHCA.

3.                                       Kaplan State Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

4.                                       The authorized capital stock of KSB Bancorp consists of 5,000,000 shares of common stock, par value $1.00 per share, 1,153,000 of which are issued and outstanding.  Subject to compliance with applicable federal and state securities laws (as to which counsel expresses no opinion), the outstanding shares of KSB Bancorp Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.  Except as previously disclosed in writing to Teche Bancshares, there are no (a) other outstanding equity securities of any kind or character, or (b) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating KSB Bancorp to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of KSB Bancorp.  There are no outstanding contractual obligations of KSB Bancorp to vote or dispose of any shares of the capital stock of KSB Bancorp.  Except as previously disclosed in writing to Teche Bancshares, there are no shareholder agreements, voting trusts or similar agreements relating to the KSB Bancorp Common Stock to which KSB Bancorp is a party.

5.                                       Each of KSB Bancorp and Kaplan State Bank has all requisite corporate power and authority to carry on its respective businesses as now being conducted, and to own, lease and operate its respective properties and assets as now held.

6.                                       The Agreement and the other agreements contemplated thereby to be delivered by KSB Bancorp and/or Kaplan State Bank at or prior to the Closing have been duly authorized by all necessary corporate action on the part of KSB Bancorp and/or Kaplan State Bank, and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of KSB Bancorp and/or Kaplan State Bank, enforceable against KSB Bancorp and/or Kaplan State Bank in accordance with their terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law of in equity).

7.                                       The shares of KSB Bancorp Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued to the shareholders of Teche Bancshares in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

8.                                       The execution and delivery by KSB Bancorp and the performance of its agreements in the Agreement do not (i) violate applicable provisions of law or any court order, writ, judgment or decree that names KSB Bancorp or Kaplan State Bank and is specifically directed to either party or the property of such party; (ii) violate the provisions of the articles of incorporation or bylaws (or similar governing documents) of KSB Bancorp or Kaplan State Bank; or (iii) breach, result in a default under, result in the loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of KSB Bancorp or Kaplan State Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument,

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permit, concession, franchise, license or similar authorization to which KSB Bancorp or Kaplan State Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected, that, individually or in the aggregate, is (a) material to KSB Bancorp and Kaplan State Bank, taken as a whole, or (b) reasonably likely to prevent or delay KSB Bancorp or Kaplan State Bank in any material respect from performing its respective agreements under, or consummating the transactions contemplated by, the Agreement.

9.                                       To the best knowledge of counsel, there is no suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature pending or threatened in writing against or affecting KSB Bancorp or Kaplan State Bank (and counsel is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (i) material to KSB Bancorp and Kaplan State Bank, taken as a whole, or (ii) reasonably likely to prevent or delay KSB Bancorp or Kaplan State Bank in any material respect from performing its respective agreements under, or consummating the transactions contemplated by, the Agreement.

10.                                 All approvals, consents, orders, authorizations, registrations, declarations and filings required to be made or obtained by KSB Bancorp or Kaplan State Bank prior to the Closing in connection with the execution and delivery by KSB Bancorp and Kaplan State Bank and the performance of their agreements in the Agreement and the consummation of the transactions contemplated by the Agreement have been made or obtained.

11.                                 Such other matters as counsel for Teche Bancshares may reasonably request.

In giving the foregoing opinions, such counsel may rely upon the opinion of other legal counsel satisfactory to Teche Bancshares and upon certificates of public officials and officers and directors of KSB Bancorp.  Such opinions may be based on such assumptions and subject to such qualifications and limitations as are usual in legal opinions in similar situations.

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EXHIBIT G

OPINION MATTERS OF COUNSEL TO TECHE BANCSHARES

1.                                       Teche Bancshares is a corporation validly existing and in good standing under the laws of the State of Louisiana.

2.                                       Teche Bancshares is a bank holding company registered under the BHCA.

3.                                       Teche Bank is a state bank validly existing under the laws of the State of Louisiana.

4.                                       The authorized capital stock of Teche Bancshares consists of 100,000 shares of common stock, par value $10.00 per share, 28,125 of which are issued and outstanding.  Subject to compliance with applicable federal and state securities laws (as to which counsel expresses no opinion), the outstanding shares of Teche Bancshares Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Teche Bancshares, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on Teche Bancshares Common Stock have been paid.  Except as previously disclosed in writing to KSB Bancorp, there are no (a) other outstanding equity securities of any kind or character, or (b) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Teche Bancshares to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Teche Bancshares.  There are no outstanding contractual obligations of Teche Bancshares to vote or dispose of any shares of the capital stock of Teche Bancshares. Except as previously disclosed in writing to KSB Bancorp, there are no shareholder agreements, voting trusts or similar agreements relating to the Teche Bancshares Common Stock to which Teche Bancshares is a party.

5.                                       Each of Teche Bancshares and Teche Bank has all requisite corporate power and authority to carry on its respective businesses as now being conducted, and to own, lease and operate its respective properties and assets as now held.

6.                                       The Agreements and the other agreements contemplated thereby to be delivered by Teche Bancshares and/or Teche Bank at or prior to the Closing have been duly authorized by all necessary corporate action on the part of Teche Bancshares and/or Teche Bank, and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of Teche Bancshares and/or Teche Bank, enforceable against Teche Bancshares and/or Teche Bank in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law of in equity).

7.                                       The execution and delivery by Teche Bancshares and the performance of its agreements in the Agreement do not (i) violate applicable provisions of law or any court order, writ, judgment or decree that names Teche Bancshares or Teche Bank and is specifically directed to either or the property of either; (ii) violate the provisions of the articles of incorporation or bylaws of Teche Bancshares or Teche Bank; or (iii) breach, result in a default under, result in the loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of Teche Bancshares or Teche Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument, permit, concession, franchise, license or similar authorization to which Teche Bancshares or Teche Bank is a party, or by which it or any of its

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properties, assets or business activities may be bound or affected, (a) material to Teche Bancshares and Teche Bank, taken as a whole, or (b) reasonably likely to prevent or delay Teche Bancshares or Teche Bank in any material respect from performing its respective obligations under, or consummate the transactions contemplated by, the Agreement.

8.                                       To the best knowledge of counsel, there is no suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature pending or threatened in writing against or affecting Teche Bancshares or Teche Bank (and counsel is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (i) material to Teche Bancshares and Teche Bank, taken as a whole, or (ii) reasonably likely to prevent or delay Teche Bancshares or Teche Bank in any material respect from performing its respective obligations under, or consummate the transactions contemplated by, the Agreement.

9.                                       All approvals, consents, orders, authorizations, registrations, declarations and filings required to be made or obtained by Teche Bancshares or Teche Bank prior to the Closing in connection with the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement have been made or obtained.

10.                                 Such other matters as counsel for KSB Bancorp may reasonably request.

In giving the foregoing opinions, such counsel may rely upon the opinion of other legal counsel satisfactory to KSB Bancorp and upon certificates of public officials and officers and directors of Teche Bancshares.  Such opinions may be based on such assumptions and subject to such qualifications and limitations as are usual in legal opinions in similar situations.

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